UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Sorrento Therapeutics, Inc.
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4955 Directors Place
San Diego, California 92121
NOTICE OF 2018 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT
Dear Stockholder:
On behalf of our Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Sorrento Therapeutics, Inc. (the “Company”) to be held at the offices of Paul Hastings LLP, 4747 Executive Drive, San Diego, California 92121 on August 24, 2018 at 12:00 p.m. Pacific Time, for the following purposes:

1.	To elect six (6) directors for a one-year term to expire at the 2019 annual meeting of stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.
To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

4.	To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate restrictions on removal of directors; and

5.	To transact such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Our board of directors has fixed July 16, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting. We intend to mail this proxy statement and the accompanying proxy card on or about July 24, 2018 to all stockholders of record entitled to vote at the Annual Meeting.
If You Plan to Attend
Please note that space limitations make it necessary to limit attendance of the Annual Meeting to our stockholders. Registration and seating will begin at 11:30 a.m. Pacific Time. Shares of common stock can be voted at the Annual Meeting only if the holder thereof is present in person or by valid proxy.
For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. If you do not plan on attending the Annual Meeting, please vote, date and sign the enclosed proxy and return it in the business envelope provided. Even if you do plan to attend the Annual Meeting, we recommend that you vote your shares at your earliest convenience in order to ensure your representation at the Annual Meeting. Your vote is very important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on August 24, 2018 at 12:00 p.m. Pacific Time at the offices of Paul Hastings LLP, 4747 Executive Drive, San Diego, California 92121.

The proxy statement and annual report to stockholders are available at http://www.pstvote.com/sorrento2018.

By the Order of the Board of Directors

/s/ Henry Ji
Henry Ji, Ph.D.
Chairman of the Board, President and Chief Executive Officer
Dated: July [•], 2018
Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!
If you have questions or need assistance voting your shares please contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders in the U.S. and Canada please call toll-free: (888) 750-5834
Stockholders in other locations please call: + (412) 232-3651
Banks and Brokers may call collect: (212) 750-5833

TABLE OF CONTENTS
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4955 Directors Place
San Diego, California 92121
PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 24, 2018
The Board of Directors (the “Board”) of Sorrento Therapeutics, Inc. (“Sorrento” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Paul Hastings LLP, 4747 Executive Drive, San Diego, California 92121, on August 24, 2018 at 12:00 p.m. Pacific Time, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the Internet.
We intend to mail this proxy statement and the accompanying proxy card on or about July 24, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
How do I attend the Annual Meeting?
The Annual Meeting will be held on August 24, 2018, at 12:00 p.m. Pacific Time at the offices of Paul Hastings LLP, 4747 Executive Drive, San Diego, California 92121. Information on how to vote in person at the Annual Meeting is discussed below.
Who is Entitled to Vote?
The Board has fixed the close of business on July 16, 2018 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of July 16, 2018, there were [•] shares of common stock outstanding. Each share of common stock represents one vote that may be voted on each proposal that may come before the Annual Meeting.
What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner (Holding Shares in Street Name)?
If your shares are registered in your name with our transfer agent, Philadelphia Stock Transfer, Inc., you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.
If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.
Who May Attend the Annual Meeting?
Only record holders and beneficial owners of our common stock, or their duly authorized proxies, may attend the Annual Meeting. If your shares of common stock are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the Record Date.
What am I Voting on?
There are four matters scheduled for a vote:

1.	To elect six (6) directors for a one-year term to expire at the 2019 annual meeting of stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.
To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4.	To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate restrictions on removal of directors.

What if Another Matter is Properly Brought Before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
What is the Board’s Voting Recommendation?
The Board recommends that you vote your shares:
1.    “For” the election of each of the six (6) nominees to our Board;
2.    “For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;
3.    “For” the advisory vote to approve the compensation of our named executive officers; and
4.    “For” the amendment to the Company’s Restated Certificate of Incorporation to eliminate restrictions on removal of directors.
How Do I Vote?
Stockholders of Record
For your convenience, record holders of our common stock have three methods of voting:
1.    Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.    Vote by mail. Mark, date, sign and promptly mail the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
3.    Vote in person. Attend and vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name
For your convenience, beneficial owners of our common stock have three methods of voting:
1.    Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.    Vote by mail. Mark, date, sign and promptly mail your vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.    Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.
If you vote by Internet, please DO NOT mail your proxy card.
All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as the Board recommends on each of the enumerated proposals, with regard to any other matters that may be properly presented at the Annual Meeting and on all matters incident to the conduct of the Annual Meeting. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. If you are a street name stockholder and wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How Many Votes do I Have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on the Record Date.
Is My Vote Confidential?
Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.
What Constitutes a Quorum?
To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when the holders of a majority of the voting power of all shares entitled to vote, as of the Record Date, are represented in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting.
How Will my Shares be Voted if I Give No Specific Instruction?
We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:
1.    “For” the election of each of the six (6) nominees to our Board;
2.    “For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;
3.    “For” the advisory vote to approve the compensation of our named executive officers; and
4.    “For” the amendment to the Company’s Restated Certificate of Incorporation to eliminate restrictions on removal of directors.

This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.
If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.
How are Votes Counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. Broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on such proposals.
What is a Broker Non-Vote?
If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you sign your proxy card but do not provide instructions on how your broker should vote on “routine” proposals (discussed in the next question), your broker will vote your shares as recommended by the Board. If you do not provide voting instructions, your shares will not be voted on any “non-routine” proposals. This vote is called a “broker non-vote.” Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on these proposals.
Brokers cannot use discretionary authority to vote shares on the election of directors (Proposal 1), on the advisory vote to approve the compensation of our named executive officers (Proposal 3) or on the amendment to the Company’s Restated Certificate of Incorporation to eliminate restrictions on removal of directors (Proposal 4) if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.
Which Proposals are Considered “Routine” or “Non-Routine”?
Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018, is considered a “routine” proposal. All of the other proposals to be voted upon at the Annual Meeting are considered “non-routine”, and if you do not provide voting instructions, your shares will be treated as broker non-votes and, therefore, will have no effect on such proposals.
What is an Abstention?
An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Our Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the votes cast are in favor of such action. Under Delaware law (under which Sorrento is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Therefore, abstentions will have no effect on Proposal 2 or Proposal 3. However, abstentions on Proposal 4 will have the same effect as a vote against Proposal 4 because an abstention represents a share entitled to vote under Delaware law.
How Many Votes are Needed for Each Proposal to Pass?

Proposal	Vote Required	Broker Discretionary Vote Allowed
Election of each of the six (6) nominees to our Board	Plurality of the votes cast (the six (6) persons receiving the most “For” votes)	No

Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending December 31, 2018	A majority of the votes cast	Yes
Advisory vote to approve the compensation of our named executive officers	A majority of the votes cast	No

Amendment to the Company’s Restated Certificate of Incorporation to eliminate restrictions on removal of directors	Sixty-seven percent (67%) of all outstanding shares of our capital stock entitled to vote generally in the election of directors	No

What Are the Voting Procedures?
In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.
Is My Proxy Revocable?
You may revoke your proxy and reclaim your right to vote at any time before your proxy is voted by giving written notice to the Company’s Secretary, by delivering a properly completed, later-dated proxy card or vote instruction form or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121, Attention: Corporate Secretary, or by facsimile at (858) 203-4102. Your most current proxy card or Internet proxy is the one that will be counted.
Who is Paying for this Proxy Solicitation?
The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by us. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.
We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies from stockholders in connection with the Annual Meeting. We will pay Innisfree a fee of approximately $15,000, an agreed upon fee per call made or received from certain retail investors plus reasonable out-of-pocket fees and expenses for soliciting proxies. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Do I Have Dissenters’ Rights of Appraisal?
Our stockholders do not have appraisal rights under Delaware law or under our governing documents with respect to the matters to be voted upon at the Annual Meeting.
How can I Find out the Results of the Voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are Stockholder Proposals Due for the 2019 Annual Meeting?
Any appropriate proposal submitted by a stockholder and intended to be presented at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) must be submitted in writing to the Company’s Secretary at 4955 Directors Place, San Diego, California 92121, and received no later than March 26, 2019, to be includable in the Company’s proxy statement and related proxy for the 2019 Annual Meeting. However, if the date of the 2019 Annual Meeting is convened more than 30 days before, or delayed by more than 30 days after, August 24, 2019, to be considered for inclusion in proxy materials for the 2019 Annual Meeting, a stockholder proposal must be submitted in writing to the Company’s Secretary at 4955 Directors Place, San Diego, California 92121 a reasonable time before we begin to print and send our proxy materials for the 2019 Annual Meeting. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
If you wish to submit a proposal that is not to be included in the proxy materials for the 2019 Annual Meeting, your proposal must be submitted in writing to the Company’s Secretary at 4955 Directors Place, San Diego, California 92121 by June 9, 2019 and no earlier than May 10, 2019. However, if the date of the 2019 Annual Meeting is convened more than 30 days before, or delayed by more than 30 days after August 24, 2019, to be brought before our 2019 Annual Meeting, a stockholder proposal must be submitted in writing to the Company’s Secretary at 4955 Directors Place, San Diego, California 92121, not later than the close of business on the later of (1) the 90th day before the 2019 Annual Meeting, or (2) the 10th day following the day on which we first make a public announcement of the date of the 2019 Annual Meeting.
Who will Solicit Proxies on behalf of the Board?
The Company has retained Innisfree, a proxy solicitation firm, who may solicit proxies on the Board’s behalf.
The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors and officers (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.
I also have received a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended. Is that a part of the proxy materials?
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on March 16, 2018, as amended, accompanies this proxy statement. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this proxy statement and should not be considered proxy solicitation material.
Do the Company’s Officers and Directors have an Interest in Any of the Matters to Be Acted Upon at the Annual Meeting?
Members of the Board have an interest in Proposal 1, the election to the Board of the six (6) director nominees set forth herein, as each of the nominees is currently a member of the Board. Members of the Board and our executive officers do not have any interest in Proposal 2, the ratification of the appointment of our independent registered public accounting firm. Our executive officers have an interest in Proposal 3, the advisory vote to approve the compensation of our named executive officers, as compensation for some of our executive officers is subject to this vote. Members of the Board have an interest in Proposal 4, the amendment to the Company’s Restated Certificate of Incorporation to eliminate restrictions on removal of directors, as the amendment changes how each of the members may be removed from the Board.

PROPOSAL 1:
ELECTION OF DIRECTORS
You are requested to vote for six nominees for director, whose terms expire at the Annual Meeting and who will be elected for a new one-year term and will serve until their successors are elected and qualified. The nominees are Henry Ji, Ph.D., Dorman Followwill, Kim D. Janda, Ph.D., David Lemus, Jaisim Shah and Yue Alexander Wu, Ph.D. All of the nominees are existing directors of Sorrento and each of the nominees has consented to being named as a nominee for director of Sorrento and has agreed to serve if elected.
If no contrary indication is made, proxies in the accompanying form are to be voted for the aforementioned directors or in the event that any of the aforementioned directors is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.
All of our directors bring to the Board significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.
The ages of the nominees as of July 19, 2018, their positions and biographies are set forth below.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
For a One-Year Term Expiring at the
2019 Annual Meeting of Stockholders

Name	Age	Present Position with Sorrento Therapeutics, Inc.
Henry Ji, Ph.D.	54	Chairman of the Board, President and Chief Executive Officer
Dorman Followwill	55	Director
Kim D. Janda, Ph.D.	60	Director
David Lemus	55	Director
Jaisim Shah	58	Lead Independent Director
Yue Alexander Wu, Ph.D.	54	Director

Henry Ji, Ph.D. co-founded and has served as a director of Sorrento Therapeutics, Inc. since January 2006, served as its Chief Scientific Officer from November 2008 to September 2012, as its Interim Chief Executive Officer from April 2011 to September 2012, as its President and Chief Executive Officer since September 2012 and as Chairman of the Board since August 2017. Dr. Ji also served as our Secretary from September 2009 to June 2011. In 2002, Dr. Ji founded BioVintage, Inc., a research and development company focusing on innovative life science technology and product development, and has served as its President since 2002. From 2001 to 2002, Dr. Ji served as Vice President of CombiMatrix Corporation, a publicly traded biotechnology company that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics and nanotechnology. During his tenure at CombiMatrix, Dr. Ji was responsible for strategic technology alliances with biopharmaceutical companies. From 1999 to 2001, Dr. Ji served as Director of Business Development, and in 2001 as Vice President, of Stratagene Corporation (later acquired by Agilent Technologies,

Inc.) where he was responsible for novel technology and product licensing and development. In 1997, Dr. Ji co-founded Stratagene Genomics, Inc., a wholly owned subsidiary of Stratagene Corporation, and served as its President and Chief Executive Officer from its founding until 1999. Dr. Ji previously served as a director of NantKwest, Inc. from December 2014 through November 25, 2015. Dr. Ji is the holder of several issued and pending patents in the life science research field and is the sole inventor of Sorrento Therapeutics Inc.’s intellectual property. Dr. Ji has a Ph.D. in Animal Physiology from the University of Minnesota and a B.S. in Biochemistry from Fudan University.
Dr. Ji has demonstrated significant leadership skills as President and Chief Executive Officer of Stratagene Genomics, Inc. and Vice President of CombiMatrix Corporation and Strategene Corporation and brings more than 18 years of biotechnology and biopharmaceutical experience to his position on our Board. Dr. Ji’s extensive knowledge of the industry in which we operate, as well as his unique role in our day-to-day operations as our President and Chief Executive Officer, allows him to bring to our Board a broad understanding of the operational and strategic issues we face.
Dorman Followwill has served as a director of our Company since October 2017. Mr. Followwill has been Senior Partner, Transformational Health at Frost & Sullivan, a business consulting firm involved in market research and analysis, growth strategy consulting and corporate training across multiple industries, since 2016. Prior to that time, he served in various roles at Frost & Sullivan, including Partner on the Executive Committee managing the P&L of the business in Europe, Israel and Africa, and Partner overseeing the Healthcare and Life Sciences business in North America, since initially joining Frost & Sullivan to help found the Consulting practice in January 1988. Mr. Followwill has more than 30 years of organizational leadership and management consulting experience, having worked on hundreds of consulting projects across all major regions and across multiple industry sectors, each project focused around the strategic imperative of growth. He obtained his BA from Stanford University in The Management of Organizations in 1985.
We believe that Mr. Followwill’s extensive knowledge and understanding of the healthcare and life sciences industries qualify him to serve on our Board.
Kim D. Janda, Ph.D. has served as a director of our Company since April 2012. Dr. Janda has served as Ely R. Callaway, Jr. Chaired Professor in the Departments of Chemistry, Immunology and Microbial Science at The Scripps Research Institute since 1996 and as the Director of the Worm Institute of Research and Medicine (WIRM) at The Scripps Research Institute since 2005. Furthermore, Dr. Janda has served as a Skaggs Scholar within the Skaggs Institute of Chemical Biology, also at The Scripps Research Institute, since 1996. Dr. Janda holds a B.S. degree from the University of South Florida in Clinical Chemistry and a doctoral degree from the University of Arizona with Robert B. Bates in natural product total synthesis. A hallmark of his research is that Dr. Janda has been able to uniquely combine principles of medicinal chemistry together with modern molecular biology, immunology and neuropharmacology, allowing the creation of both synthetic/natural molecules and processes with biological, chemical and physical properties. Dr. Janda has published over 425 original publications in refereed journals and founded the biotechnological companies CombiChem, Drug Abuse Sciences and AIPartia. Dr. Janda is associate editor of Bioorg & Med. Chem., PloS ONE and serves, or has served, on numerous journals including J. Comb. Chem., Chem. Reviews, J. Med. Chem., The Botulinum Journal, Bioorg. & Med. Chem. Lett., and Bioorg. & Med. Chem. Over a career of almost 25 years, Dr. Janda has provided numerous seminal contributions and is considered one of the first scientists to merge chemical and biological approaches into a cohesive research program. Dr. Janda serves on the Scientific Advisory Boards of Materia, Inc. and Singapore Ministry of Education (MOE), EP1 Physical Sciences.

Dr. Janda has almost 25 years of experience in life sciences and very strong technical expertise relating to the discovery and development of antibody therapeutics, which gives him a unique understanding of the research challenges and opportunities facing our company. As an experienced scientist and inventor on multiple patents in the life sciences industry, Dr. Janda brings critical insights into the operational requirements of a discovery and development company as well as to our overall business and strategies relating to our ongoing development efforts, and serves as the chair of our Scientific Advisory Board.
David Lemus has served as a director of our Company since October 2017. Mr. Lemus currently serves as a non-executive board member of BioHealth Innovation, Inc. Since November 2017, he has served as the Chief Operating Officer and Chief Financial Officer of Proteros biosciences GmbH, a privately held biotechnology company focused on structural biology. Previously, from January 2016 to May 2017, he served as Interim Chief Financial Officer and Chief Operating Officer of Medigene AG, a publicly-listed German biotechnology company focused on the research and development of T-Cell-Receptor based immunotherapies. Prior to that time, at Sigma Tau Pharmaceuticals, Inc., he served as Chief Executive Officer from January 2013 to July 2015, as Chief Operating Officer from March 2012 to December 2012, and as V.P. Finance from July 2011 to February 2012. Previous to this, Mr. Lemus served as Chief Financial Officer and Executive V.P. of MorphoSys AG from January 1998 to May 2011. Prior to his role at MorphoSys AG, he held various positions, including Operations Manager and Controller (Pharma International Division) and Global IT Project Manager (Pharma Division) at Hoffman La Roche, Group Treasurer of Lindt & Spruengli AG and Treasury Consultant for Electrolux AB. Mr. Lemus received an M.S. from the Massachusetts Institute of Technology Sloan School of Management in 1988 and a B.S. in Accounting from the University of Maryland in 1984. Mr. Lemus is also a certified public accountant licensed in the State of Maryland.
We believe that Mr. Lemus’ extensive accounting and financial background and business experience in the life sciences industry qualify him to serve on our Board.
Jaisim Shah has served as a director of our Company since September 2013 and as our lead independent director since June 2018. He has more than 25 years of global biopharma experience including over 15 years in senior management leading business development, commercial operations, investor relations, marketing and medical affairs. Mr. Shah currently serves as the Chief Executive Officer and board member at Semnur Pharmaceuticals. Prior to Semnur, Mr. Shah was a consultant to several businesses, including Sorrento Therapeutics, and was the Chief Business Officer of Elevation Pharmaceuticals, where Mr. Shah led a successful sale of Elevation to Sunovion in September 2012. Prior to Elevation, Mr. Shah was president of Zelos Therapeutics, where Mr. Shah focused on financing and business development. Prior to Zelos, Mr. Shah was the Senior Vice President and Chief Business Officer at CytRx, a biopharmaceutical company. Previously, Mr. Shah was Chief Business Officer at Facet Biotech and PDL BioPharma where he completed numerous licensing/partnering and strategic transactions with pharmaceutical and biotech companies. Prior to PDL, Mr. Shah was at Bristol-Myers Squibb, most recently as Vice President of Global Marketing where he received the “President’s Award” for completing one of the most significant collaborations in the company’s history. Previously, Mr. Shah was at F. Hoffman-La Roche in international marketing and was global business leader for corporate alliances with Genentech and Idec. Mr. Shah holds an M.A. in Economics from the University of Akron and an M.B.A. from Oklahoma University.
We believe that Mr. Shah’s extensive operational, executive and business development experience qualifies him to serve on our Board.
Yue Alexander Wu, Ph.D. has served as a director of our Company since August 2016. Dr. Wu is currently an advisor to Crown Bioscience International. He was previously President, Chief Executive Officer and Chief Scientific Officer of Crown Bioscience International, a leading global drug discovery and development solutions company, which he co-founded in 2006, until 2017. From 2004 to 2006, Dr. Wu was Chief Business Officer of

Starvax International Inc. in Beijing, China, a biotechnology company focusing on oncology and infectious diseases. From 2001 to 2004, Dr. Wu was a banker with Burrill & Company where he was head of Asian Activities. Dr. Wu has served as a director of CASI Pharmaceuticals, Inc. since June 2013. Dr. Wu received his Ph.D. in Molecular Cell Biology and his MBA from University of California at Berkeley. He earned an M.S. in Biochemistry from University of Illinois, Urbana-Champaign and his B.S. in Biochemistry from Fudan University in Shanghai, China.
We believe that Dr. Wu’s scientific background and business experience qualify him to serve on our Board.
David H. Deming, age 65, currently serves as a member of our Board. His service on our Board will cease when his current term expires at the Annual Meeting.
Board Independence
Our Board is responsible for establishing corporate policies and for our overall performance, although it is not involved in our day-to-day operations. Our Board consults with our counsel to ensure that our Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”), as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, us, our senior management and our independent registered public accounting firm, our Board has determined that all of our directors, other than Dr. Ji, are independent.
Board Leadership Structure and Board’s Role in Risk Oversight
Our Board believes that our Chief Executive Officer ("CEO"), Dr. Ji, is best situated to serve as Chairman of the Board because he is the director who is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer facilitates information flow between management and the Board, which is essential to effective governance. Jaisim Shah currently serves as the Company's lead independent director (the "Lead Independent Director"). The Lead Independent Director ensures that (i) the Board operates independently of management, (ii) the independent directors continue to provide effective oversight of the Company’s management and key issues related to strategy, risk and integrity, and (iii) the directors and stockholders have an independent leadership contact.
As the Lead Independent Director, Mr. Shah has the following duties and responsibilities:

•	Calling and presiding over executive sessions of the independent directors and setting agendas for the executive session;

•	Advising the Chairman of the Board and the Chief Executive Officer, on behalf of the Board, of any decisions reached or suggestions made at executive sessions;

•	Serving as the primary liaison between the independent directors, Chief Executive Officer, Chairman of the Board and senior management to report or raise matters;

•	Chairing Board meetings when the Chairman of the Board is not present;

•	Reviewing Board schedules and agendas in collaboration with the Chairman of the Board and the Chief Executive Officer while seeking input from the other Board members;

•	Being available for consultation and communication with stockholders, as appropriate; and

•	Performing such other duties and responsibilities as may be delegated to the Lead Independent Director by the Board from time to time.

The Board, as a unified body and through committee participation, organizes the execution of its monitoring and oversight roles and does not expect its Chairman of the Board to organize those functions. The Board has three standing committees – Audit, Compensation and Corporate Governance and Nominating. The membership of each of the Board committees is comprised of independent directors, with each of the committees having a separate chairman, each of whom is an independent director. Our non-management members of the Board meet in executive session, at which only they are present, at each board meeting.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks the company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The Board recognizes that different leadership models may, depending upon individual circumstances, work for other companies and may be appropriate for the Company under different circumstances. Our Chief Executive Officer communicates frequently with members of the Board to discuss strategy and challenges facing the company. Senior management usually attends our regular quarterly board meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. Each quarter, the Board receives presentations from senior management on matters involving our areas of operations.
Board of Directors Meetings
During the fiscal year 2017, our Board held four meetings and acted by written consent seven times. Our Audit Committee held a total of four meetings and acted by written consent one time, our Compensation Committee did not hold any meetings and acted by written consent four times and our Corporate Governance and Nominating Committee did not hold any meetings and acted by written consent one time. None of our incumbent directors attended fewer than 75% of the total number of meetings held by the Board and the committees on which, and for the period during which, the director served during fiscal year 2017.
Information Regarding Board Committees
Our Board has established standing Audit, Compensation and Corporate Governance and Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities.
Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is currently comprised of Messrs. Lemus and Shah and Dr. Wu. Mr. Lemus serves as the Chairperson of the Audit Committee. The functions of the Audit Committee include, among others:

•
selecting, evaluating, engaging, overseeing, determining funding for and, when appropriate, replacing the independent auditors, or nominating the independent auditors to be proposed to the full Board for concurrence or ratification;

•	giving prior approval of all audit services and any non-audit services permissible pursuant to the Sarbanes-Oxley Act of 2002 performed by the independent auditor for the Company;

•
ensuring that the independent auditors provide, at least annually, a formal written statement to the Audit Committee setting forth all relationships between the independent auditors and the Company, consistent with applicable rules and requirements;

•
reviewing with management and the independent auditors the annual audit scope and approach, critical accounting policies and practices, significant internal control issues, record keeping, audit conclusions regarding significant accounting estimates/reserves and proposed fee arrangements for ongoing and special projects;

•
meeting in executive session with the independent auditors, as may be necessary or advisable, to request their opinion on various matters including the Company’s accounting policies as applied in its financial reporting and the performance of its financial and accounting personnel;

•
reviewing with the independent auditor any problems or difficulties the auditor may have encountered during the course of its audit work, including any restrictions on the scope of its activities or access to required information or any significant disagreements with management and management’s responses to such matters;

•	reviewing with management and the independent auditors the Company’s compliance with laws and regulations having to do with accounting and financial reporting matters;

•	reviewing with management and the independent auditors the Company’s interim and year-end financial statements, including management’s discussion and analysis;

•
requesting from management and the independent auditors a briefing on any significant accounting and reporting issues, or significant unusual transactions, disagreements and how they were resolved and current developments in the accounting and regulatory areas that may affect the Company or its financial statements;

•	reviewing with management and the independent auditors disclosures, accounting policies and controls;

•
holding timely discussions with the independent registered public accounting firm regarding all critical accounting policies and practices, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications or the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and other material written communications between the independent registered public accounting firm and management including, but not limited to, the management letter and schedule of unadjusted differences;

•
discussing among the members of the Audit Committee, without management or the independent auditors present, the quality of the accounting policies applied in the preparation of the Company’s financial statements and significant judgments affecting the financial statements;

•
reviewing and approving the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines, (ii) annual audit plan, budget and staffing, (iii) concurrence in the appointment, compensation and rotation of the internal audit management function, and (iv) results of internal audits;

•
conducting an appropriate review of all related party transactions on an on-going basis and all such transactions and potential conflicts of interests referenced in the Company’s Code of Conduct and Ethics that must be approved by the Audit Committee or other comparable independent body of the Board;

•
establishing and reviewing the adequacy of procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters;

•	providing the Company with the report of the Audit Committee with respect to the audited financial statements for inclusion in the Company’s proxy statement;

•
discussing with management the Company’s policies with respect to risk assessment and risk management, significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures; and

•	discussing with management and the independent auditor the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.
Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our Internet website at www.sorrentotherapeutics.com/investors under “Corporate Governance.”
Under the applicable Nasdaq Rules, each member of a company’s audit committee must be considered independent in accordance with the Nasdaq Rules and Rule 10A-3(b)(1) under the Exchange Act. Our Board reviews the Nasdaq Rules and Exchange Act definitions of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq Rules). Our Board has determined that all members of our Audit Committee also meet the requirements for financial literacy under the Nasdaq Rules.
Our Board has determined that Mr. Lemus is an audit committee financial expert, as defined under applicable SEC rules, and that Messrs. Lemus and Shah and Dr. Wu meet the background and financial sophistication requirements under the Nasdaq Rules. In making these determinations, the Board made a qualitative assessment of each of Messrs. Lemus’ and Shah's and Dr. Wu’s respective levels of knowledge and experience based on a number of factors, including their formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to the Audit Committee.
Compensation Committee. Our Compensation Committee is currently comprised of Messrs. Followwill and Shah and Dr. Wu. Dr. Wu serves as the Chairperson of our Compensation Committee. The functions of the Compensation Committee include, among others:

•	establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation programs;

•
annually reviewing and approving the Company’s goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance with respect to such goals, and subject to existing contractual obligations, setting the CEO’s compensation level based on such evaluation;

•
determining and approving (and recommending for ratification by the Board acting solely through the independent directors) the CEO’s compensation level based on the Compensation Committee’s performance evaluation;

•	reviewing and approving all compensation for all executive officers;

•	recommending to the Board the establishment and administration of incentive compensation plans and programs and employee benefit plans and programs;

•	reviewing succession planning within the Company;

•	overseeing any stock option, benefit and incentive plans established by the Company, unless otherwise determined by the Board or prohibited by the terms of such plans;

•	making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity plans, that are subject to Board approval;

•	establishing and periodically reviewing policies concerning perquisite benefits;

•	reviewing and approving all employment, severance or other employment related agreements or special compensation arrangements for each officer of the Company;

•	reviewing and recommending for Board approval compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing at least annually the adequacy of the Compensation Committee Charter and recommending any proposed changes to the Board for its approval;

•	evaluating and overseeing risk in the Company’s compensation programs;

•	producing an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;

•	investigating, within the scope of its duties, any matter brought to its attention;

•	performing any other duties or responsibilities expressly delegated to the Compensation Committee by the Board from time to time; and

•	annually reviewing the compensation of members of the Board for their services to the Company and recommending changes, if any, to the Board.

Our Board has determined that all of the members of our Compensation Committee are “independent” under the Nasdaq Rules. Our Board has adopted a written charter of the Compensation Committee that is available to stockholders on our Internet website at www.sorrentotherapeutics.com/investors under “Corporate Governance.” The Compensation Committee meets periodically throughout the year as necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and other representatives of senior management as necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain or consult compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business.
In 2017, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to review and advise on our compensation practices. In 2017, Compensia undertook the following projects for the Compensation Committee: (i) February 2017 - evaluated the Company’s severance and change in control arrangements for the Chief Executive Officer against a comparator group of similar life sciences companies; (ii) June 2017 - prepared an analysis of a potential request for an increase in the number of shares authorized for issuance under the Company’s 2009 Stock Incentive Plan, (iii) September 2017 - evaluated the compensation arrangements for the Company’s executive officers against a comparator group of similar life sciences companies and its own proprietary data; and (iv) September 2017 - evaluated the compensation arrangements for the members of the Company’s Board of Directors against a comparator group of similar life sciences companies and its own proprietary data. Compensia, who reports directly to the Compensation Committee and not to our management, is independent from us, has not provided any services to us other than to the Compensation Committee, and receives compensation from us only for services provided to the Compensation Committee. The Compensation Committee assessed the independence of Compensia pursuant to SEC rules and concluded that the work of Compensia has not raised any conflict of interest.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of three directors, each of whom is a non-employee director: Messrs. Followwill and Shah and Dr. Wu. During 2017, none of the aforementioned individuals or Mr. Deming, who served on the Compensation Committee during 2017, was an officer or employee of ours, was formerly an officer of ours or had any relationship requiring disclosure by us under Item 404 of Regulation S-K, except with respect to Mr. Shah’s relationship to Semnur Pharmaceuticals, Inc. and the Binding Term Sheet disclosed under the heading “Certain Relationships and Related Party Transactions-Binding Term Sheet Regarding Acquisition of Semnur Pharmaceuticals, Inc.” in this proxy statement. No interlocking relationship as described in Item 407(e)(4) of Regulation S-K exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.
Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee is currently comprised of Dr. Janda and Mr. Followwill. Dr. Janda serves as the Chairperson of our Corporate Governance and Nominating Committee. The functions of the Corporate Governance and Nominating Committee include, among others:

•	developing and recommending to the Board the Corporate Governance Guidelines of the Company and overseeing compliance therewith;

•	assisting the Board in effecting Board organization, membership and function, including identifying qualified Board nominees;

•	assisting the Board in effecting the organization, membership and function of Board committees, including the composition of Board committees and recommending qualified candidates therefor;

•	evaluating and providing succession planning for the Chief Executive Officer and other executive officers;

•
developing criteria for Board membership, such as independence, term limits, age limits and ability of former employees to serve on the Board and the evaluation of candidates’ qualifications for nominations to the Board and its committees as well as removal therefrom, respectively;

•	periodically evaluating the desirability of, and recommending to the Board, any changes in the size and composition of the Board;

•
identifying and evaluating candidates for director in accordance with the general and specific criteria set forth in the Corporate Governance and Nominating Committee Charter or determined in accordance therewith;

•
evaluating each new director candidate and each incumbent director before recommending that the Board nominate or re-nominate such individual for election or re-election as a director based on the extent to which such individual meets the general criteria set forth in the Corporate Governance and Nominating Committee Charter and will contribute significantly to satisfying the overall mix of specific criteria identified in the Corporate Governance and Nominating Committee Charter;

•
diligently seeking to identify potential director candidates who will strengthen the Board and remedy any perceived deficiencies in the specific criteria identified in the Corporate Governance and Nominating Committee Charter;

•	establishing procedures for soliciting and reviewing potential nominees from directors and for advising those who suggest nominees of the outcome of such review;

•
submitting to the Board the candidates for director to be recommended by the Board for election at each annual meeting of stockholders and to be added to the Board at any other times due to Board expansions, director resignations or retirement or otherwise;

•
monitoring performance of directors based on the general criteria and the specific criteria applicable to each such director and, if any serious problems are identified, working with such director to resolve such problems or, if necessary, seeking such director’s resignation or recommend to the Board such person’s removal;

•
developing and periodically evaluating initial orientation guidelines and continuing education guidelines for each member of the Board and each member of each Board committee regarding his or her responsibilities as a director generally and as a member of any applicable Board committee, and monitoring and evaluating each director’s cooperation in fulfilling such guidelines;

•	retaining and terminating any search firm used to identify director candidates and to approve any such search firm’s fees and other terms of retention;

•	evaluating its own performance on an annual basis, including its compliance with its Charter;

•	reviewing its Charter and providing the Board with any recommendations for changes in the Charter or in policies or other procedures governing the Corporate Governance and Nominating Committee;

•
developing and periodically reviewing and revising as appropriate, a management succession plan and related procedures including consideration and recommendation of candidates for successor to the Chief Executive Officer to the Board and, with appropriate consideration of the Chief Executive Officer’s recommendations, considering and recommending candidates for successors to other executive officers, in each case when vacancies shall occur in those offices;

•	monitoring and making recommendations to the Board on other matters of Board policy and practices relating to corporate governance; and

•	reviewing and making recommendations to the Board regarding proposals of stockholders that relate to corporate governance.
The Corporate Governance and Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors. Potential nominees are identified by our Board based on the criteria, skills and qualifications that have been recognized by the Corporate Governance and Nominating Committee. While our nomination and corporate governance policy does not prescribe specific diversity standards, the Corporate Governance and Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, differences in viewpoints and skills, and personal qualities that will result in a well-rounded Board.
The Board has determined that all of the members of our Corporate Governance and Nominating Committee are “independent” under the Nasdaq Rules. The Board adopted a written charter setting forth the authority and responsibilities of the Corporate Governance and Nominating Committee. A copy of the charter is available to stockholders on our Internet website at www.sorrentotherapeutics.com/investors under “Corporate Governance.”
Director Qualifications

There are no specific minimum qualifications that our Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Board considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:

•	the highest ethical standards and integrity and a strong personal reputation;

•	a background that provides experience and achievement in business, finance, biotechnology or other activities relevant to our business and activities;

•	a willingness to act on and be accountable for Board and, as applicable, committee decisions;

•	an ability to provide wise, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;

•	an ability to work effectively and collegially with other individuals;

•	loyalty and commitment to driving our success and increasing long-term value for our stockholders;

•	sufficient time to devote to Board and, as applicable, committee membership and matters; and

•	the independence requirements imposed by the SEC and the Nasdaq Rules.
The Board retains the right to modify these qualifications from time to time.
If a stockholder wishes to propose a candidate for consideration as a nominee by the Corporate Governance and Nominating Committee, it should follow the procedures described in this section, the section entitled “Security Holder Nominations” and in the Company’s Corporate Governance and Nominating Committee Charter. Following verification of the stockholder status of persons proposing candidates, the Corporate Governance and Nominating Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Corporate Governance and Nominating Committee, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Corporate Governance and Nominating Committee.
Director Attendance at Annual Meetings
Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting, we encourage all of our directors to attend. Messrs. Deming and Shah and Dr. Ji and Dr. Wu attended our 2017 Annual Meeting of Stockholders in person.
Communications with our Board of Directors

Stockholders seeking to communicate with our Board should submit their written comments to the attention of the Company’s Secretary at Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121. The Company’s Secretary will forward such communications to each member of our Board; provided that, if in the opinion of the Company’s Secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).
In addition, stockholders may contact the Lead Independent Director or the independent directors as a group by submitting their written comments to the attention of the Company’s Secretary at Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121. The Corporate Secretary will forward such communications to the Lead Independent Director, who will review and distribute, if addressed to the independent directors, such communications to the independent directors as a group; provided that, if in the opinion of the Lead Independent Director it would be inappropriate to send a particular communication to a specific independent director, such communication will only be sent to the remaining independent directors (subject to the remaining independent directors concurring with such opinion).

Security Holder Nominations
The Board does not have a formal policy regarding the consideration of director candidates recommended by our security holders. However, the Board would consider such recommendations. The Board does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a security holder. Security holders who wish to make such a recommendation should send the recommendation to the attention of the Company’s Secretary at Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121. The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates by the Company’s Secretary, director candidate recommendations will be forwarded to the Corporate Governance and Nominating Committee for further review. If the Corporate Governance and Nominating Committee believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.
Nominations must be submitted, as outlined above, and received by the Company’s Secretary, by no later than March 26, 2019, to be includable in the Company’s proxy statement and related proxy for the 2019 Annual Meeting. However, if the date of the 2019 Annual Meeting is convened more than 30 days before, or delayed by more than 30 days after, August 24, 2019, to be considered for inclusion in proxy materials for the 2019 Annual Meeting, a nomination must be submitted, as outline above, a reasonable time before we begin to print and send our proxy materials for the 2019 Annual Meeting.
Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting at the annual meeting, the six nominees receiving the highest number of votes will be elected to our Board. Votes withheld from any nominee and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF HENRY JI, PH.D., DORMAN FOLLOWWILL, KIM D. JANDA, PH.D., DAVID

LEMUS, JAISIM SHAH AND YUE ALEXANDER WU, PH.D. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of Deloitte will be present at the annual meeting. The representatives of Deloitte will be able to make a statement at the meeting if they wish and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by Delaware law, the Company’s certificate of incorporation, or the Company’s Bylaws. However, the Audit Committee is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Changes in Independent Registered Public Accounting Firm
On September 6, 2016, the Audit Committee dismissed Mayer Hoffman McCann P.C. (“Mayer Hoffman”) as the Company’s independent registered public accounting firm. The reports of Mayer Hoffman on the Company’s consolidated financial statements for the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through September 6, 2016, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Mayer Hoffman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mayer Hoffman, would have caused Mayer Hoffman to make reference thereto in their reports on the consolidated financial statements for such fiscal years. During the fiscal years ended December 31, 2015 and 2014 and any subsequent interim period through September 6, 2016, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).
The Company provided Mayer Hoffman with a copy of the disclosure set forth in Item 4.01 of the Current Report on Form 8-K that was filed with the SEC on September 7, 2016 (the “Form 8-K”) and requested that Mayer Hoffman furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not Mayer Hoffman agrees with the statements related to them made by the Company in the Form 8-K. A copy of Mayer Hoffman’s letter to the SEC dated September 6, 2016 is attached as Exhibit 16.1 to the Form 8-K.
On September 6, 2016, the Audit Committee approved the appointment of Deloitte as the Company’s new independent registered public accounting firm, effective immediately. During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through September 6, 2016, neither the Company, nor anyone on its behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Independent Registered Public Accounting Firm’s Fees
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and December 31, 2016 by Deloitte, our independent registered public accounting firm for such period. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31
	2017	2016
Audit Fees	$ 1,394,391(1)	$ 660,950(3)
Audit-Related Fees	—	—
Tax Fees	409,971(2)	289,615(4)
All Other Fees	—	—
Total Fees	$1,804,362	$950,565
_________________

(1)
Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with issuances of consents included in registration statements, standalone audits, consultation on accounting matters, and SEC registration statement services.

(2)	Tax services consisted of fees for tax consultation and tax compliance services.

(3)	Audit fees consist of fees billed for professional services by Deloitte for audit and quarterly reviews of our financial statements.

(4)	Tax services consisted of fees for tax consultation and tax compliance services after becoming our principal accounting firm in the second half of fiscal year 2016.

Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual explicit case-by-case basis before the independent registered public accounting firm are engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.
The Audit Committee has determined that the rendering of services by Deloitte other than audit services is compatible with maintaining the principal accounting firm’s independence.
Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to ratify the selection of Deloitte. Abstentions will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved as abstentions are not considered votes cast under Delaware law. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, it is unlikely that any broker non-votes will result from this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following is the Audit Committee’s report submitted to the Board for 2017.
The Audit Committee has:

•	reviewed and discussed our audited consolidated financial statements with management and Deloitte & Touche LLP, the independent registered public accounting firm;

•
discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•
received from Deloitte & Touche LLP the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Deloitte & Touche LLP.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.
Audit Committee
Mr. David Lemus
Mr. David H. Deming
Mr. Jaisim Shah
Dr. Yue Alexander Wu
The foregoing Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

PROPOSAL 3:
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.
Although the vote is non-binding, our Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Executive Compensation section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Executive Compensation section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:
“RESOLVED, that stockholders of Sorrento Therapeutics, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.”
Vote Required; Recommendation of the Board of Directors
The affirmative vote of a majority of votes cast at the Annual Meeting will be required to approve the advisory vote to approve the compensation of our named executive officers. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 3 has been approved as neither are considered votes cast under Delaware law.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4:
APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION
Our Board has unanimously determined that it is in the best interests of the Company and its stockholders to amend our Restated Certificate of Incorporation (the “Restated Certificate”) to permit stockholders to remove our directors with or without cause or by a majority of stockholders.
Our Restated Certificate currently provides that any director, or the entire board of directors, of the Company may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-seven percent (67%) of the voting power of all of the then-outstanding shares of capital stock of the Company then entitled to vote at an election of directors, voting together as a single class. Therefore, stockholders currently are not permitted to remove directors without cause or by a majority vote. The rights of stockholders to remove directors are governed by Section 141(k) of the General Corporation Law of the State of Delaware (the “DGCL”). In December 2015, the Delaware Chancery Court issued a decision, In Re VAALCO Energy, Inc., in which the court interpreted Section 141(k) of the DGCL and held that if a company does not have (i) a classified board of directors or (ii) cumulative voting in election of directors, then such company may not provide in its certificate of incorporation or bylaws that its directors may be removed only for cause. Prior to the VAALCO decision, it was not clear whether Section 141(k) prohibits this type of provision when the company does not have classified board or cumulative vote. The VAALCO decision made it clear that the provision is now invalid.
Because the Company does not have a classified board and stockholders are not permitted to cumulate votes under its organizational documents, the VAALCO court decision effectively rendered our current director removal provision in the Restated Certificate invalid. As a result, we are now amending this provision to ensure that it complies with the VAALCO court decision, and such amendment to our Restated Certificate requires stockholder approval under the DCGL. Furthermore, as disclosed previously in a Current Report on Form 8-K filed by the Company on April18, 2018, our Board resolved that, until such time as the amendment to the Restated Certificate is approved by the Company’s stockholders, the Company will not enforce the director removal provision of the Restated Certificate to the extent it purports to limit removal of directors by stockholders only for cause or only by a supermajority of the voting power of all of the then-outstanding shares of capital stock of the Company.
Description of Amendment
We are requesting the stockholders approve and ratify the Certificate of Amendment, as set forth in Appendix A to this proxy statement, which amends Article SIXTH, Section D of the Restated Certificate by replacing the language that prohibits removal of directors without cause or by a majority of stockholders, so that Article SIXTH, Section D will read as follows:
D.     Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, ~~but only for~~ with or without cause, ~~and only~~ by the affirmative vote of the holders of ~~at least sixty-seven percent (67%)~~ a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.
The foregoing description is qualified in its entirety by the Certificate of Amendment attached as Appendix A hereto.

Effects of Stockholder Approval of Proposed Amendments
If the proposed amendment is approved and adopted, our stockholders will have the right to remove any and all of the directors, with or without cause, by the affirmative vote of stockholders of at least a majority of our outstanding shares entitled to vote in the election of directors. As discussed above, even if the proposed amendment is not approved by our stockholders, our Board of Directors has approved a resolution not to enforce the current director removal provision.
Votes Required; Recommendation of the Board of Directors
The affirmative vote of at least sixty-seven (67%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to approve the amendment to our Restated Certificate. Abstentions will have the same effect as a vote against Proposal 4 because an abstention represents a share entitled to vote under Delaware law. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. The amendment to the Restated Certificate will be effective immediately upon acceptance of filing by the Secretary of State of the State of Delaware following stockholder approval of this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO OUR RESTATED CERTIFICATE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of June 30, 2018, with respect to the beneficial ownership of shares of our common stock by:

•	each person or group known to us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G or Form 4s, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of June 30, 2018. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 116,240,963 shares of common stock outstanding as of June 30, 2018, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before August 29, 2018, which is 60 days after June 30, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares	Percentage of Class
Named Executive Officers and Directors:
Dr. Henry Ji, Director, Chairman of the Board, President and Chief Executive Officer	5,377,800(1)	4.6%
Dean Ferrigno, Former Chief Accounting Officer(2)	245(3)	*
Kevin Herde, Former EVP and Chief Financial Officer(4)	7,000(5)	*
George K. Ng, EVP, Chief Administrative Officer and Chief Legal Officer	633,976(6)	*
Jiong Shao, Executive Vice President and Chief Financial Officer(7)	—	*
Jerome Zeldis, M.D., Ph.D., Chief Medical Officer and President of Clinical Development	150,347(8)	*
David H. Deming, Director	138,930(9)	*
Dorman Followwill, Director	30,227(10)	*
Dr. Kim Janda, Director	169,330(11)	*
David Lemus, Director	28,097(12)	*
Jaisim Shah, Lead Independent Director	451,563(13)	*
Dr. Yue Alexander Wu, Director	73,930(14)	*

All Current Officers and Directors as a Group (10 Persons)	7,054,200(15)	6.0%
5% Stockholders:
Asia Pacific MedTech (BVI) Limited	10,304,975(16)	8.7%
Fan Yu	8,494,307(17)	7.2%
Yuehui Xie	7,883,093(18)	6.8%
Hongguo International Holdings Limited	6,831,955(19)	5.8%
China In Shine Investment Limited	7,931,955(20)	6.6%
Famous Sino Limited	7,631,955(21)	6.4%
Top Path Asia Limited	6,831,955(22)	5.8%
Magnum Opus2 International Holdings Limited	6,831,955(23)	5.8%
__________________

*	Less than 1%.

(1)
Comprised of (i) 1,906,177 shares of common stock held directly, (ii) 260,161 shares of common stock held by an entity of which Dr. Ji and his wife Vivian Q. Zhang are the sole members and managing directors, (iii) 2,153,162 shares of common stock held in family trusts, of which Dr. Ji is a co-trustee with his wife Vivian Q. Zhang, (iv) 29,001 shares of common stock held directly by Dr. Ji’s wife, (v) 261,438 shares of common stock issuable upon exercise of a warrant to purchase shares held by Dr. Ji, and (vi) 767,861 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018. Each of Dr. Ji and Vivian Q. Zhang, while acting as co-trustees, have the power to act alone and have those actions binding on both trustees’ and the trusts’ assets, including voting and dispositive power over the shares of common stock held by the family trusts.

(2)	Mr. Ferrigno was appointed as our Chief Accounting Officer (and principal financial officer) effective as of May 15, 2017. Mr. Ferrigno’s employment with the Company terminated on March 23, 2018.

(3)	Comprised of 245 shares of common stock held directly.

(4)	Mr. Herde’s employment with the Company terminated on May 15, 2017.

(5)	Comprised of 7,000 shares of common stock held directly.

(6)
Comprised of (i) 303,034 shares of common stock held directly, (ii) 3,448 shares of common stock held by Peng Ventures, LLC, (iii) 101,453 shares of common stock held by Ng Cha Family Trust, a family trust of which the Mr. Ng is a co-trustee with his wife, and (iv) 226,041 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018.

(7)	Mr. Shao was appointed our Executive Vice President and Chief Financial Officer effective March 19, 2018.

(8)	Comprised of (i) 10,000 shares of common stock held directly, and (ii) 140,347 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018.

(9)	Comprised solely of 138,930 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018.

(10)	Comprised of (i) 2,130 shares of common stock held directly, and (ii) 28,097 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018.

(11)	Comprised of (i) 3,000 shares of common stock held directly, and (ii) 166,330 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018.

(12)	Comprised solely of 28,097 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018.

(13)	Comprised of (i) 112,633 shares of common stock held directly, and (ii) 338,930 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018.

(14)	Comprised of (i) 5,000 shares of common stock held directly, and (ii) 68,930 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 30, 2018.

(15)	Comprised of shares included under “Named Executive Officers and Directors”, other than shares held by Kevin Herde and Dean Ferrigno.

(16)
The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on June 22, 2018. According to the Schedule 13G/A, the reporting person beneficially owns 8,617,513 shares of common stock, a warrant to purchase 261,438 shares of common stock and 1,426,024 shares of common stock issuable upon conversion of a convertible promissory note issued by the Company to the reporting person on June 13, 2018. Nana Gu is the sole director and sole shareholder of the reporting person and may be deemed to have voting and dispositive power over the shares, the warrant and the convertible note held by the reporting person. The principal business address of the reporting person and Miss Gu is c/o Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(17)
The indicated ownership is based solely on a Schedule 13D/A filed with the SEC by the reporting person on February 8, 2018. According to the Schedule 13D/A, the reporting person may be deemed to beneficially own 7,088,903 shares of common stock and warrants to purchase 1,405,404 shares of common stock. ABG II—SO Limited (“ABG II—SO”) directly holds 1,310,588 shares of common stock (the “ABG II—SO Shares”). ABG II—SO is a wholly-owned subsidiary of Ally Bridge Group Capital Partners II, L.P. (“ABG II”). ABG Management Ltd. is the manager of ABG II, and Mr. Fan Yu is the sole shareholder and director of ABG Management Ltd.

Ally Bridge LB Healthcare Master Fund Limited (“ABG LB”) directly holds 1,328,529 shares of common stock and warrants to purchase 432,432 shares of common stock (the “ABG LB Shares and Warrants”). Ally Bridge LB Management Limited controls ABG LB, and Mr. Bin Li and Mr. Fan Yu are the shareholders and directors of Ally Bridge LB Management Limited.

ABG SRNE Limited (“ABG SRNE”) directly holds 3,041,759 shares of common stock and warrants to purchase 972,972 shares of common stock (the “ABG SRNE Shares and Warrants”). Ally Bridge Group Innovation Capital Partners III, L.P. (“ABG III”) owns the sole voting share in ABG SRNE. ABG Management Ltd. is the manager of ABG III.

ABG Innovation-SO Limited (“ABG Innovation—SO”) directly holds 1,408,027 shares of common stock (the “ABG Innovation—SO Shares”) ABG III owns the sole voting share in ABG Innovation—SO. ABG Management Ltd. is the manager of ABG III.

ABG Management Ltd., by virtue of being the manager of ABG II and ABG III, may be deemed to have voting control and investment discretion over the ABG—SO Shares, the ABG SRNE Shares and Warrants and the ABG Innovation—SO Shares. Mr. Bin Li, by virtue of being a director and executive officer of ABG LB, and a director and shareholder of Ally Bridge LB Management Limited, may be deemed to have voting control and investment discretion over the ABG LB Shares and Warrants. Mr. Fan Yu, by virtue of being a director of ABG LB, a director and shareholder of Ally Bridge LB Management Limited, and the sole shareholder and director of ABG Management Ltd., may be deemed to have voting control and investment discretion over the ABG II—SO Shares, the ABG LB Shares and Warrants, the ABG SRNE Shares and Warrants and the ABG Innovation—SO Shares. The address of the principal business office of ABG II—SO, ABG II, ABG LB, Ally Bridge LB Management Limited, ABG SRNE, ABG III, ABG Management Ltd., ABG Innovation—SO, Mr. Bin Li, and Mr. Fan Yu is Unit 3002-3004, 30th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.
(18)The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on May 22, 2018. According to the Schedule 13G/A, as of May 18, 2018, Xianjian Advanced Technology Limited (“Xianjian”) directly holds 7,342,553 shares of common stock and Bocom International Asset Management Limited (“Bocom”) directly holds a warrant to purchase 540,540 shares of common stock. Yuehui Xie is the sole owner and director of each of Xianjian and Bocom and has voting and dispositive power over the shares held by Xianjian and the warrant held by Bocom. The principal business address of Yuehui Xie and Xianjian is Saiba R&D Building, Langshan Er Road, High-tech Industrial Park North District, Nanshan District, Shenzhen, Guangdong, China. The principal business address of Bocom is 11th Floor, Man Yee Building, 68 Des Voeux Road, Central, Hong Kong.
(19) The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on June 22, 2018 and information provided to the Company by the reporting person. According to the Schedule 13G and such information, the reporting person beneficially owns 4,407,713 shares of common stock and a warrant to purchase 2,424,242 shares of common stock. Yixi Chen is a director of the reporting person and may be deemed to have voting and dispositive power over the shares and the warrant held by the reporting person. The principal business address of the reporting person is Room 2904, 29th Floor, East Finance Centre, 16 Harcourt Road, Admiralty, Hong Kong.
(20) The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on June 22, 2018. According to the Schedule 13G/A, the reporting person beneficially owns 4,407,713 shares of common stock, a warrant to purchase 2,424,242 shares of common stock and 1,100,000 shares of common stock issuable upon conversion of a convertible promissory note issued by the Company to the reporting person on June 13, 2018. Chit Fung is the sole director of the reporting person and may be deemed to have voting and dispositive power over the shares, the warrant and the convertible note held by the reporting person. The principal business address of the reporting person is 18/F, Des Voeux Road West, Hong Kong.
(21) The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on June 27, 2018. According to the Schedule 13G/A, the reporting person beneficially owns 4,407,713 shares of common stock, a warrant to purchase 2,424,242 shares of common stock and 800,000 shares of common stock issuable upon conversion of a convertible promissory note issued by the Company to the reporting person on June 13, 2018. Guangze Wu is the sole director of the reporting person and may be deemed to have voting and dispositive power over the shares, the warrant and the convertible note held by the reporting person. The principal business address of the reporting person is Flat B, 1/F, Tower 1, Dynasty Court, No. 23 Old Peak Road, Hong Kong.

(22) The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on June 22, 2018 and information provided to the Company by the reporting person. According to the Schedule 13G and such information, the reporting person beneficially owns 4,407,713 shares of common stock and a warrant to purchase 2,424,242 shares of common stock. Ling Xu is the sole director of the reporting person and may be deemed to have voting and dispositive power over the shares and the warrant held by the reporting person. The principal business address of the reporting person is Rooms 1102-3, 11/F, Regent Centre, 88 Queen’s Road, Central, Hong Kong.
(23) The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on July [___], 2018 and information provided to the Company by the reporting person. According to the Schedule 13G and such information, the reporting person beneficially owns 4,407,713 shares of common stock and a warrant to purchase 2,424,242 shares of common stock. Yuen Kam is the sole director of the reporting person and may be deemed to have voting and dispositive power over the shares and the warrant held by the reporting person. The principal business address of the reporting person is 48F, Bank of China Tower, 1 Garden Road, Central, Hong Kong.

EXECUTIVE COMPENSATION
Our Executive Officers
The names of our executive officers and their ages as of July 19, 2018, positions, and biographies are set forth below. Dr. Ji’s background is discussed under the section “Board of Directors.”

Name	Age	Position(s)
Henry Ji, Ph.D.	54	Chairman of the Board, President and Chief Executive Officer
Jiong Shao	49	Executive Vice President and Chief Financial Officer
George K. Ng	44	Executive Vice President, Chief Administrative Officer & Chief Legal Officer
Jerome Zeldis, M.D., Ph.D.	68	Chief Medical Officer and President of Clinical Development

Jiong Shao. Jiong Shao has been our Executive Vice President and Chief Financial Officer since March 2018. Prior to joining us, Mr. Shao was Managing Director, Head of U.S. Office, at CEC Capital, a financial advisory and investment firm. From 2015 to May 2017, Mr. Shao served as Managing Director, Head of China TMT Investment Banking at Deutsche Bank in Hong Kong. Prior to that time, from 2010 through 2015, he held various Managing Director positions at Macquarie Capital. From 2008 to 2010, Mr. Shao served as Executive Director, Asia Regional Head of Industrials Research, followed by Executive Director, Head of China-based Equity Research at Nomura International. He holds a Bachelor of Engineering from Shanghai Jiaotong University and a Masters of Business Administration from Fuqua School of Business, Duke University. Mr. Shao is a Chartered Financial Analyst.
George K. Ng. George K. Ng has been our Executive Vice President, Chief Administrative Officer & Chief Legal Officer since March 2015. From 2012 to 2015, Mr. Ng was Senior Vice President & General Counsel at BioDelivery Sciences International, Inc. From 2010 to 2012, Mr. Ng was in private practice as a partner with two AMLAW 200 law firms, where he had leadership roles, including establishing the life sciences practice group for one firm and heading it as the firmwide co-chair. From to 2007 to 2010, Mr. Ng served in numerous legal, compliance, IP and management roles with Spectrum Pharmaceuticals, Inc., ultimately as the Head of Legal, Chief Compliance Officer & Chief IP Counsel. Prior to 2007, Mr. Ng also served in various management and legal roles for Alpharma Inc. (now a part of Pfizer Inc.) and multiple law firms. Mr. Ng obtained his J.D. from the University of Notre Dame and a B.A.S. in Biochemistry and Economics from the University of California, Davis.
Jerome Zeldis, M.D., Ph.D. Jerome Zeldis, M.D., Ph.D. has been our Chief Medical Officer and President of Clinical Development since August 2016. Dr. Zeldis joined Sorrento after a nearly 20-year career at Celgene during which he was instrumental in growing Celgene into one of the leading global biopharmaceutical companies. Dr. Zeldis has also served as Chief Medical Officer of Celularity, Inc. since 2017. Prior to joining us, Dr. Zeldis held the position of Chief Executive Officer of Celgene Global Health and Chief Medical Officer of Celgene. In that capacity, Dr. Zeldis oversaw clinical trials using Celgene’s molecules. Prior to Celgene, Dr. Zeldis was the Associate Director of Clinical Research at Sandoz Research Institute and the Director of Medical Development at Janssen Pharmaceutical Research Institute. Dr. Zeldis received his medical training in Internal Medicine at the UCLA Center for the Health Sciences and was a clinical and research fellow in gastroenterology at Massachusetts General Hospital and Harvard Medical School. Additionally, he served as an Assistant Professor of Medicine at Harvard Medical School, an Associate Professor of Medicine at the University of California, a Clinical Associate Professor of Medicine at Cornell Medical School, and a Professor of Clinical Medicine at the Robert Wood Johnson Medical School in New Brunswick, NJ. Dr. Zeldis holds BA and MS degrees from Brown University, and M.Phil., M.D., and

Ph.D. degrees from Yale University. Dr. Zeldis has published 122 peer-reviewed articles and is a named inventor on 43 US patents. He currently serves as Chairman of the board of Alliqua, Semorex, and Trek Therapeutics, Vice Chairman of MetaStat and serves on the boards of Kalytera Therapeutics, BioSig Technologies, IR Biosciences Holdings, PTC Therapeutics and Soligenix.
Family Relationships
There are no family relationships between or among any of our executive officers or directors.
Code of Ethics
We have adopted the Sorrento Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our Internet website at www.sorrentotherapeutics.com/investors under “Corporate Governance.”
If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of our Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our Internet website at www.sorrentotherapeutics.com/investors under “Corporate Governance” and/or in our public filings with the SEC.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Dr. Yue Alexander Wu
Mr. David H. Deming
Mr. Dorman Followwill
Mr. Jaisim Shah
The foregoing Compensation Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.
Compensation Discussion and Analysis
Compensation Philosophy
The primary goals of our Board with respect to executive compensation are to attract and retain talented and dedicated executives, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to create incentives resulting in increased stockholder value. To achieve these goals, our Compensation Committee recommends to our Board executive compensation packages, generally comprising a mix of salary, discretionary bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we have implemented and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals.
Role of Compensation Consultant
The Compensation Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. In 2017, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to review and advise on our compensation practices. The Compensation Committee assessed the independence of Compensia pursuant to SEC rules and concluded that the work of Compensia has not raised any conflict of interest.
In 2017, Compensia undertook the following projects for the Compensation Committee:

•	February 2017 - Evaluated the Company’s severance and change in control arrangements for the Chief Executive Officer against a comparator group of similar life sciences companies;

•	June 2017 - Prepared an analysis of a potential request for an increase in the number of shares authorized for issuance under the Company’s 2009 Stock Incentive Plan;

•	September 2017 - Evaluated the compensation arrangements for the Company’s executive officers against a comparator group of similar life sciences companies and its own proprietary data; and

•	September 2017 - Evaluated the compensation arrangements for the members of the Company’s Board of Directors against a comparator group of similar life sciences companies and its own proprietary data.
With respect to the equity awards granted to our executives in September 2017, the comparator group of life sciences companies consisted of the following companies, which were determined to: (i) generally have similar revenues as us; (ii) generally have similar market capitalization as us, (iii) generally have similar operating income as us, and (iv) generally have the same number of employees as us:

Advaxis, Inc.	Fortress Biotech, Inc.
Audentes Therapeutics, Inc.	Iovance Biotherapeutics, Inc.
Cara Therapeutics, Inc.	Kura Oncology, Inc.
Cynapsus Therapeutics	Loxo Oncology, Inc.
CytomX Therapeutics, Inc.	TRACON Pharmaceuticals, Inc.
CytRx Corporation	Trevena, Inc.
Flex Pharma, Inc.	ZIOPHARM Oncology, Inc.
Flexion Therapeutics, Inc.

In 2017, Compensia reviewed and advised the Compensation Committee on the matters described above.
In setting 2017 compensation, the Compensation Committee reviewed the competitive market analysis provided by Compensia and compared each named executive officer’s base salary, target annual performance bonus and equity compensation value, separately and in the aggregate, to amounts paid to similarly-situated executives at our peer companies. The Compensation Committee believes that targeting compensation towards similarly situated executives at our peer companies helps achieve the compensation objectives described above. However, compensation for each named executive officer may vary from this range depending on other factors the Compensation Committee considers relevant, such as internal pay equity among our named executive officers or levels of authority, responsibility and experience of our named executive officers that exceed the norms for individuals holding comparably-titled positions at other companies.
Elements of Compensation
We evaluate individual executive performance with a goal of setting compensation at levels our Board or any applicable committee thereof believes are comparable with executives in other companies of similar size and stage of development while taking into account our relative performance and our own strategic goals. The compensation received by our named executive officers consists of the following elements:
Base Salary
Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry.
The Compensation Committee considers compensation data from the peer companies to the extent the executive positions at these companies are considered comparable to our positions and informative of the competitive environment. Compensation data for our peer group were collected from available proxy-disclosed data. This information was gathered and analyzed for the 25th, 50th and 75th percentiles for annual base salary, short-term incentive pay elements and long-term incentive pay elements.
Effective August 12, 2016, the Compensation Committee set Dr. Ji’s annual base salary at $550,000. On November 11, 2016, the Company and Dr. Ji agreed to rescind 200,000 of the shares subject to an option to purchase 500,000 shares of common stock granted to Dr. Ji on August 12, 2016. In connection with the rescission of the 200,000 shares subject to the option, the Compensation Committee determined: (a) to increase Dr. Ji’s base salary to $600,000 with retroactive effective to January 1, 2016, and (b) to award Dr. Ji a one-time $200,000 cash bonus. There were no changes to Dr. Ji’s base salary during 2017.
Mr. Ferrigno, our former Chief Accounting Officer (and former principal financial officer), was paid an annual base salary of $225,000 pursuant to an offer letter dated November 1, 2016. Mr. Ferrigno was appointed our Chief Accounting Officer (and principal financial officer) effective May 15, 2017. Mr. Ferrigno’s employment with the Company terminated effective March 23, 2018.
Effective August 12, 2016, the base salary of Mr. Herde, our former Executive Vice President and Chief Financial Officer, was increased from $300,000 to $330,000. Mr. Herde’s employment with the Company terminated on May 15, 2017.
Mr. Ng, our Executive Vice President, Chief Administrative Officer and Chief Legal Officer, is a party to an employment agreement with us dated December 8, 2014 pursuant to which we pay him an annual base salary of $450,000. There were no changes to Mr. Ng’s base salary during 2017.
Dr. Zeldis, our Chief Medical Officer and President of Clinical Development, is paid an annual base salary of $275,000 pursuant to an offer letter dated August 9, 2016.

Variable Pay
We design our variable pay programs to be both affordable and competitive in relation to the market. We monitor the market and adjust our variable pay programs as needed. Our variable pay programs, such as our bonus program, are designed to motivate employees to achieve overall goals. Our programs are designed to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer.
2017 Bonuses
Under the terms of our employment agreement with Dr. Ji, Dr. Ji’s target annual bonus is equal to 55% of his annual salary. Our employment agreement with Mr. Ng provides that Mr. Ng’s target annual bonus is equal to 35% of his annual salary. Our offer letter with Dr. Zeldis provides that Dr. Zeldis’ annual target bonus is equal to 40% of his annual salary. Our offer letter with Mr. Ferrigno provided that Mr. Ferrigno’s annual target bonus was equal to 25% of his annual salary.
As of the date of this proxy statement, the Compensation Committee has not yet determined the annual bonus amounts, if any, that will be awarded our named executive officers for 2017. We expect the Compensation Committee to assess 2017 performance and determine the 2017 annual bonus awards for our executive officers by October 2018. Once such annual bonus amounts, if any, have been determined, we will, in accordance with Securities and Exchange Commission rules and regulations, file a Current Report on Form 8-K or otherwise disclose the 2017 annual bonus amounts within four business days after the Compensation Committee has assessed 2017 performance and determined the 2017 annual bonus awards for our named executive officers.
Equity-Based Incentives
Salaries and bonuses are intended to compensate our executive officers for short-term performance. We also have adopted an equity incentive program intended to reward longer-term performance and to help align the interests of our named executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards performance by our named executive officers through the use of equity incentives. Our equity incentive plan has been established to provide our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders.
When making equity-award decisions, the Compensation Committee considers market data, the grant size, the forms of long-term equity compensation available to it under our existing plans and the status of previously granted awards. The amount of equity incentive compensation granted reflects the executives’ expected contributions to our future success. Existing ownership levels are not a factor in award determination, as the Compensation Committee does not want to discourage executives from holding significant amounts of our stock.
Future equity awards that we make to our named executive officers will be driven by our sustained performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their level of responsibility, their potential to fill roles of increasing responsibility, and competitive equity award levels for similar positions in comparable companies. Equity forms a key part of the overall compensation for each executive officer and is evaluated each year as part of the annual performance review process and incentive payout calculation.
The amounts awarded to the named executive officers are based on the Compensation Committee’s subjective determination of what is appropriate to incentivize the executives. Generally, the grants to named executive officers vest over: (i) a four-year period with 25% vesting on each anniversary of the grant date, or (ii) a four-year period with 1/4 of the shares vesting on the first anniversary of the applicable vesting commencement date, and 1/48 of the shares vesting thereafter on a monthly basis. All equity awards to our employees, including named executive officers, and to directors, have been granted and reflected in our financial statements, based upon the applicable accounting guidance, with the exercise price equal to the fair market value of one share of common stock on the grant date.
In September 2017, the Compensation Committee decided to grant long-term equity based incentives in the form of options to purchase shares of common stock to our then-current named executive officers. The Compensation Committee considered the competitive market analysis provided by Compensia and other data in determining the number of options granted to our named executive officers in September 2017. It is our view that option based awards best align with the interest of our stockholders. The equity awards granted to our named executive officers in 2017 are set forth in the 2017 Summary Compensation Table and Grants of Plan-Based Awards During Fiscal Year 2017 table contained herein.
In order to encourage a long-term perspective and to encourage key employees to remain with us, our stock options typically have annual vesting over a four-year period and a term of ten years. Generally, vesting ends upon termination of services and exercise rights of vested options cease three months after termination of services. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.
Benefits Programs
We design our benefits programs to be both affordable and competitive in relation to the market while conforming with local laws and practices. We monitor the market and local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits and, to the extent possible, offer options for additional benefits, be tax-effective for employees in each country and balance costs and cost sharing between us and our employees.
Timing of Equity Awards
Only the Compensation Committee may approve stock option grants to our executive officers. Stock options are generally granted at meetings of the Compensation Committee. On limited occasions, a grant may be made pursuant to a unanimous written consent of the Compensation Committee, which occurs primarily for the purpose of approving a compensation package for a newly hired or promoted executive. The exercise price of a newly granted option is the closing price of our common stock on the date of grant.
Executive Equity Ownership
We encourage our executives to hold a significant equity interest in our company. However, we do not have specific share retention and ownership guidelines for our executives.
Hedging Policy
Our Insider Trading and Window Period Policy prohibits our directors, officers and employees, and their family members, from engaging in hedging transactions involving our securities.
Consideration of Advisory Votes to Approve the Compensation of our Named Executive Officers
We value the opinions of our stockholders, including as expressed through advisory votes to approve the compensation of our named executive officers (“Say-on-Pay Votes”). In our most recent Say-On-Pay Vote, conducted at our 2015 annual meeting of stockholders, held on June 4, 2015, our stockholders approved the compensation of our named executive officers on an advisory basis. We will consider the outcome of the Say-on-

Pay Vote during the Annual Meeting and will continue to consider the outcome of future Say-on-Pay Votes, as well as stockholder feedback received throughout the year, when making compensation decisions for our executive officers.
Effect of Accounting and Tax Treatment on Compensation Decisions
In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.
Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows public companies a tax deduction for federal income tax purposes of compensation in excess of $1 million paid to their chief executive officer and certain other specified officers in any taxable year. For tax years ending prior to December 31, 2017, compensation in excess of $1 million could only be deducted if it was “performance-based compensation” within the meaning of Section 162(m) of the Code or qualified for one of the other exemptions from the deduction limit. The exemption from Section 162(m) of the Code’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered officers (which now also includes our Chief Financial Officer) in excess of $1 million will generally not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and, therefore, our Compensation Committee has not adopted a policy requiring that any or all compensation to be deductible. Our Compensation Committee will continue to assess the applicability of Section 162(m) of the Code on our compensation practices and determine what further action, if any, is appropriate.
Role of Executives in Executive Compensation Decisions
The Board and our Compensation Committee generally seek input from our Chief Executive Officer, Dr. Ji, when discussing the performance of, and compensation levels for, executives other than himself. The Compensation Committee also works with Dr. Ji and our Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. Neither Dr. Ji nor any of our other executives participate in deliberations relating to his compensation.
Compensation Risk Management
We have considered the risk associated with our compensation policies and practices for all employees, and we believe we have designed our compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on us for the following reasons:

•
We structure our compensation to consist of base salary, variable pay, equity-based pay and benefits. The base portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business measures. Our variable pay and equity-based pay programs are designed to reward both short- and long-term corporate performance. For short-term performance, our variable pay programs are designed to motivate employees to achieve overall goals. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. We believe that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	Our bonus program has been structured around attainment of overall corporate goals for the past several years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

SUMMARY COMPENSATION TABLE
The following table provides certain summary information concerning compensation awarded to, earned by or paid to each person who served as our Principal Executive Officer at any time during fiscal year 2017, each person who served as our Principal Financial Officer at any time during fiscal year 2017 and all other persons serving as our executive officers as of the end of fiscal year 2017 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Henry Ji, Ph.D.	2017	600,000	*(2)	945,000	—	1,545,000
Chairman of the Board, Chief Executive	2016	600,000	200,000	1,669,000	—	2,469,000
Officer and President	2015	500,000	575,000	1,968,800	—	3,043,800
Dean Ferrigno Former Chief Accounting Officer (3)	2017	225,000	*(2)	133,905	—	358,905
Kevin Herde Former EVP and Chief	2017	143,899	100,000(5)	—	65,000(6)	308,899
Financial Officer(4)	2016	233,977	—	557,700	—	791,677
George K. Ng	2017	450,000	*(2)	189,000	48,544(8)	687,544
EVP and Chief	2016	450,000	—	581,800	101,491	1,133,291
Administrative Officer and Chief Legal Officer(7)	2015	306,875	468,699	19,600	—	795,174
Jerome Zeldis, M.D., Ph.D.	2017	275,011	*(2)	189,000	—	464,011
Chief Medical Officer and President of Clinical Development(9)	2016	103,128	41,250	858,000	—	1,002,378
___________________

(1)
These amounts represent the aggregate grant date fair value of awards for grants of options and warrants to each named executive officer in the relevant fiscal year, computed in accordance with ASC Topic 718. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended. These amounts represent the aggregate grant date fair value of awards for grants of options and warrants to each named executive officer in the relevant fiscal year, computed in accordance with ASC Topic 718.

(2)
Does not include for 2017 the amount of any annual bonuses that may be awarded to our named executive officers as the Compensation Committee has not, as of the date of this proxy statement, yet determined the annual bonus amounts, if any, that will be awarded our named executive officers for 2017. See “-Elements of Compensation-Variable Pay-2017 Bonuses” above for a discussion of the target bonus amounts for each named executive officer for fiscal year 2017. We expect the Compensation Committee to assess 2017 performance and determine the 2017 annual bonus awards for our executive officers by October 2018. Once such annual bonus amounts, if any, have been determined, we will, in accordance with Securities and Exchange Commission rules and regulations, file a Current Report on Form 8-K or otherwise disclose the 2017 annual bonus amounts within four business days after the Compensation Committee has assessed 2017 performance and determined the 2017 annual bonus awards for our named executive officers.

(3)	Mr. Ferrigno was appointed our Chief Accounting Officer (and principal financial officer) effective May 15, 2017. Mr. Ferrigno’s employment with the Company terminated on March 23, 2018.

(4)	Mr. Herde’s employment with us terminated on May 15, 2017.

(5)	Consists of a one-time cash performance bonus to Mr. Herde.

(6)
Represents amounts paid to Mr. Herde pursuant to a consulting agreement entered into with Mr. Herde following the termination of his employment with the Company for services rendered from May 15, 2017 to December 31, 2017.

(7)	Mr. Ng’s employment with the Company commenced in April 2015.

(8)	Consists of $29,970 for a housing allowance and a tax gross-up in the amount of $18,574 related thereto.

(9)	Dr. Zeldis’ employment with us commenced in August 2016.

Pay Ratio Disclosure
We are a clinical stage biotechnology company focused on delivering clinically meaningful therapies to patients and their families, globally. Our primary focus is to transform cancer into a treatable or chronically manageable disease. We also have programs assessing the use of our technologies and products in auto-immune, inflammatory and neurodegenerative diseases and pain indications with high unmet medical needs. As of December 31, 2017, we had 204 employees and 19 consultants and advisors. A significant number of our management and our other employees and consultants have worked or consulted with pharmaceutical, biotechnology or medical product companies. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Henry Ji, Ph.D., our CEO:
CEO Pay Ratio for 2017

•	The median of the annual total compensation of our employees, excluding our CEO, was $84,910;

•	The annual total compensation of our CEO, as set forth in the Summary Compensation Table, was $1,545,000*; and

•
The ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was 18 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

* As described above in the “Summary Compensation Table”, our CEO’s 2017 annual total compensation of $1,545,000 as disclosed in this section does not include the amount of any bonuses that may be awarded to our CEO for 2017 as the Compensation Committee has not, as of the date of this proxy statement, yet determined the annual bonus amounts, if any, that will be awarded to our named executive officers for 2017. We expect the Compensation Committee to assess 2017 performance and determine the 2017 annual bonus awards for our executive officers, including our CEO, by October 2018. Once such annual bonus amounts, if any, have been determined, we will, in accordance with Securities and Exchange Commission rules and regulations, file a Current Report on Form 8-K or otherwise disclose the 2017 annual bonus amount and, to the extent that any bonus award paid to our executive officers, including our CEO, for 2017 impacts the pay ratio calculation and disclosure contained herein, we will also disclose updated pay ratio disclosure within four business days after the Compensation Committee has determined the 2017 annual bonus awards for our named executive officers.
Methodology
The methodology including key assumptions and estimates used to identify the employee with compensation at the median of the annual total compensation of all our employees were based on the following:

•
In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries as of December 31, 2017, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population.

•
To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as December 31, 2017 for the 12-month period from January 1, 2017 through December 31, 2017. For simplicity, we calculated annual base pay using a reasonable estimate of the hours worked during 2017 for hourly employees and actual salary paid for our remaining employees. For 2017, we used the employee directly above the median employee due to the calculated median employee’s new hire status during fiscal year 2017.

•
For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 31, 2017. For permanent employees hired during 2017, we annualized their salary or base pay as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustment.

Calculation
Using the aforementioned methodology, the individual directly above the calculated median employee from our employee population had actual earnings consisting of base pay and equity compensation of $84,910. The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our CEO, as set forth in the Summary Compensation Table, was $1,545,000. The estimated ratio of our CEO’s annual total compensation to our median employee’s total compensation for the fiscal year ended December 31, 2017 is 18 to 1.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2017
The following table shows for fiscal year 2017, certain information regarding grants of plan-based awards to our named executive officers:

Named Executive Officer(1)	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price Per Share ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
Henry Ji, Ph.D.	9/14/2017	750,000	$1.80	$945,000
Dean Ferrigno(3)	6/26/2017	75,000(4)	$1.91	$102,405
	9/14/2017	25,000	$1.80	$31,500
George K. Ng	9/14/2017	150,000	$1.80	$189,000
Jerome Zeldis, M.D., Ph.D.	9/14/2017	150,000	$1.80	$189,000
______________

(1)	Mr. Herde was not granted any plan-based awards in Fiscal Year 2017 and therefore is not included in this table.

(2)
The amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts represent the aggregate grant date fair value of the stock option awards determined in accordance with ASC Topic 718. The valuation assumptions used in determining the amounts are described in Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options on the date the options are exercised.

(3)	Mr. Ferrigno was appointed our Chief Accounting Officer (and principal financial officer) effective May 15, 2017. Mr. Ferrigno’s employment with the Company terminated on March 23, 2018.

(4)	Represents options granted by Scilex Pharmaceuticals Inc.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration dates thereof, as of December 31, 2017. Except for the options set forth in the table below, no other equity awards were held by any our named executive officers as of December 31, 2017.

	Option Award
Name(1)	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Earned Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Henry Ji, Ph.D.	2/16/2010	6,000	—	$1.75	2/15/2020
	2/6/2012	10,000	—	$4.00	2/6/2022
	10/29/2013(3)	101,000	—	$8.40	10/29/2023
	10/7/2014(3)	82,013	17,987	$4.32	10/7/2024
	2/24/2015(3)	57,833	22,167	$12.78	2/24/2025
	2/24/2015	57,833	22,167	$12.78	2/24/2025
	3/11/2016(3)	45,833	54,167	$5.79	3/11/2026
	8/12/2016(3)	105,416	194,584	$6.52	8/12/2026
	9/14/2017(3)	—	750,000	$1.80	9/14/2027
Dean Ferrigno(4)	6/26/2017(3)(5)	20,312	54,688	$1.91	6/26/2027
	9/14/2017(3)	—	25,000	$1.80	9/14/2027
George K. Ng	12/18/2014(3)	92,416	27,584	$8.16	12/18/2024
	10/30/2015(6)(7)	104,167	45,833	$0.01	10/30/2025
	10/30/2015(8)(3)	65,625	34,375	$0.01	10/30/2025
	5/11/2015(9)(7)	229,167	70,833	$0.01	5/11/2025
	5/11/2015(10)(7)	229,167	70,833	$0.01	5/11/2025
	10/30/2015(11)(12)	77,083	22,917	$0.25	10/30/2025
	3/11/2016(3)	18,333	21,667	$5.79	3/11/2026
	8/12/2016(3)	35,138	64,862	$6.52	8/12/2026
	9/14/2017(3)	—	150,000	$1.80	9/14/2027
Jerome Zeldis, M.D., Ph.D.	8/12/2016(3)	70,277	129,723	$6.52	8/12/2026
	9/14/2017(3)	—	150,000	$1.80	9/14/2027
_____________________

(1)	Mr. Herde’s employment with us terminated on May 15, 2017. He did not hold any equity awards as of December 31, 2017.

(2)	Represents the fair market value of a share of our common stock, as determined by the Board, on the option’s grant date.

(3)
All of the options vest and become exercisable over a four-year period, with 1/4 of the shares vesting on the first anniversary of the Vesting Commencement Date, and 1/48 of the shares vesting following each one-month period of the participant’s continued employment or service with the Company thereafter.

(4)	Mr. Ferrigno was appointed our Chief Accounting Officer (and principal financial officer) effective May 15, 2017. Mr. Ferrigno’s employment with the Company terminated on March 23, 2018.

(5)	Represents options granted by Scilex Pharmaceuticals Inc.

(6)	Represents options granted by Scintilla Pharmaceuticals, Inc. These options were canceled on May 16, 2018.

(7)	1/3 of the options vest immediately upon grant and the remainder vest evenly over 48 months from date of grant.

(8)	Represents options granted by Sorrento Biologics, Inc. These options were canceled on May 16, 2018.

(9)	Represents options granted by LA Cell, Inc. These options were canceled on May 16, 2018.

(10)	Represents options granted by TNK Therapeutics, Inc. These options were canceled on May 16, 2018.

(11)	Represents options granted by Concortis Biosystems, Corp. These options were canceled on May 16, 2018.

(12)	50% of the options vest immediately upon grant and the remainder vest evenly over 48 months from date of grant.

OPTION EXERCISES AND STOCK VESTED
No stock options were exercised and no shares subject to stock awards vested during the fiscal year ended December 31, 2017.
PENSION BENEFITS, NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
NONQUALIFIED DEFERRED COMPENSATION
No pension benefits were paid to any of our named executive officers during fiscal 2017. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.
Employment, Severance, Separation and Change in Control Agreements
Chief Executive Officer Amended and Restated Employment Agreement
On May 9, 2017, we entered into an Amended and Restated Employment Agreement (the “Restated Agreement”) with Dr. Ji. Pursuant to the Restated Agreement, Dr. Henry Ji will continue to serve as our President and Chief Executive Officer for an initial term of three years commencing on May 9, 2017. Following this initial three year term, the Restated Agreement shall renew automatically for additional 12 month terms unless either we or Dr. Ji provide written notice of non-renewal at least three months in advance of the expiration of the then-current term. The Restated Agreement supersedes and replaces a prior employment agreement with Dr. Ji, dated September 21, 2012, as amended on October 18, 2012.
Pursuant to the Restated Agreement, Dr. Ji shall (i) receive an annual base salary (the “Annual Base Salary”) of $600,000; (ii) be eligible to participate in an annual incentive program, with a target annual bonus incentive equal to 55% of his then-current Annual Base Salary (the “Annual Bonus”); and (iii) receive employee benefits, paid personal leave and expense reimbursement in accordance with our policies. In addition, Dr. Ji’s performance will be reviewed by the Board at least annually, and his Annual Base Salary, target Annual Bonus and any other compensation will be subject to adjustment by the Board, provided that Dr. Ji’s Annual Base Salary and target Annual Bonus may not be adjusted downward.
Pursuant to the Restated Agreement, we have the right to terminate Dr. Ji’s employment at any time with or without “cause” (as defined in the Restated Agreement). In addition, Dr. Ji may resign with or without “good reason” (as defined in the Restated Agreement) upon thirty days’ written notice to us. Under each such circumstance, Dr. Ji will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements, including any 401(k), profit sharing or pension plan (collectively, the “Termination Payments”).
In the event that Dr. Ji’s employment is terminated by us without “cause” or by our non-renewal of the term of the Restated Agreement, or by Dr. Ji for “good reason,” in either case outside of a Change of Control Window (as defined below), then, subject to Dr. Ji’s timely execution and non-revocation of a release in favor of us, Dr. Ji will be entitled to receive the following: (i) the Termination Payments; (ii) an amount equal to his then-current Annual Base Salary, payable in a lump sum; (iii) an amount equal to his pro-rata then-current target Annual Bonus, payable in a lump sum; (iv) 12 months of health insurance benefits for Dr. Ji and for his eligible dependents who were covered under our health insurance plans as of the date his employment was terminated; and (v) one year of accelerated vesting of Dr. Ji’s then-outstanding awards of equity compensation, with performance-criteria deemed satisfied at target.
If Dr. Ji’s employment is terminated without “cause” or by our non-renewal of the term of the Restated Agreement, or by Dr. Ji for “good reason,” in either case during the period commencing three months prior to a Change of Control and ending 12 months after a Change of Control (as defined in the Restated Agreement) (the “Change of Control Window”), then, subject to Dr. Ji’s timely execution and non-revocation of a release in favor of us, Dr. Ji will be entitled to receive the following: (i) the Termination Payments; (ii) an amount equal to twice his then-current Annual Base Salary, payable in a lump sum; (iii) an amount equal to twice his pro-rata then-current target Annual Bonus, payable in a lump sum; (iv) 24 months of health insurance benefits for Dr. Ji and for his eligible dependents who were covered under our health insurance plans as of the date his employment was terminated; and (v) accelerated vesting of Dr. Ji’s then-outstanding awards of equity compensation, with performance-criteria deemed satisfied target.
Employment Agreements with Other Executive Officers
Offer Letter with Dean Ferrigno
Until March 23, 2018, we were party to an offer letter dated November 1, 2016 with Dean Ferrigno, our former Chief Accounting Officer. The offer letter provided that Mr. Ferrigno was entitled to an annual base salary of $225,000. Additionally, the offer letter provided that Mr. Ferrigno’s annual target bonus shall be equal to 25% of his annual salary.
Mr. Ferrigno’s offer letter did not provide for payments or benefits upon termination or a change in control.
Former Employment Agreement with Kevin Herde
Until May 15, 2017, we were a party to an employment agreement dated April 5, 2016 with Kevin Herde, our former Executive Vice President and Chief Financial Officer (the “Former Herde Employment Agreement”). The Former Herde Employment Agreement originally provided for an annual base salary of $300,000. Effective August 12, 2016, Mr. Herde’s salary was increased to $330,000. His target annual bonus was set at 35% of his annual salary.
Under the Former Herde Employment Agreement, we had the right to terminate Mr. Herde’s employment at any time with or without “cause” or upon his death or disability, each as defined in the employment agreement. Mr. Herde could resign with or without “good reason”, as defined in the Former Herde Employment Agreement. Under such circumstances, Mr. Herde would have been entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements. The Former Herde Employment Agreement also included provisions regarding severance. If Mr. Herde was terminated without cause or resigned for good reason, he would also have been entitled to 12 months of his then-applicable base salary payable in accordance with the Company’s standard payroll practices and 12 months of health care benefits continuation at our expense. If we terminated Mr. Herde for cause or he resigned without good reason, he would not be entitled to further compensation. Under the Former Herde Employment Agreement, Mr. Herde had no obligation to seek other employment and any income so earned would not reduce the foregoing amounts.
Employment Agreement with George K. Ng

We are a party to an employment agreement dated December 8, 2014 with George K. Ng, our Executive Vice President, Chief Administrative Officer and Chief Legal Officer. The employment agreement for Mr. Ng provides for an annual base salary of $345,000, which was most recently increased to $450,000 in July 2015. Mr. Ng’s employment agreement also provides for the reimbursement of relocation related costs and for a housing allowance of up to $20,000 annually until such time that full relocation has occurred. Additionally, his target annual bonus is currently set at 35% of his annual salary.
We have the right to terminate Mr. Ng’s employment at any time with or without “cause” or upon his death or disability, each as defined in the employment agreement. Mr. Ng may resign with or without “good reason”, as defined in the employment agreement. Under such circumstances, Mr. Ng will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements. The employment agreement also includes provisions regarding severance. If Mr. Ng is terminated without cause or resigns for good reason, he will also be entitled to 12 months of his then-applicable base salary payable in accordance with the Company’s standard payroll practices and 12 months of health care benefits continuation at our expense. In addition, all of his unvested stock options will immediately vest. If we terminate Mr. Ng for cause or he resigns without good reason, he shall not be entitled to further compensation. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.
Offer Letter with Jerome Zeldis, M.D., Ph.D.
We are party to an offer letter dated August 9, 2016 with Jerome Zeldis, M.D., Ph.D., our Chief Medical Officer and President of Clinical Development. The offer letter provides that Dr. Zeldis is employed by us on a part-time (20 hours per week) basis and that Dr. Zeldis is entitled to an annual base salary of $275,000. Additionally, the offer letter provides that Dr. Zeldis’ annual target bonus shall be equal to 40% of his annual salary. In accordance with the terms of the offer letter, on August 12, 2016, Dr. Zeldis was granted options to purchase 200,000 shares of our common stock.
Dr. Zeldis’ offer letter does not provide for payments or benefits upon termination or a change in control.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Other than the provisions of the executive severance benefits to which our named executive officers would be entitled to at December 29, 2017 (the last trading day of the year) as set forth above, we have no liabilities under termination or change in control conditions. We do not have a formal policy to determine executive severance benefits. Each executive severance arrangement is negotiated on an individual basis.
The tables below estimate the current value of amounts payable to our named executive officers in the event that a termination of employment occurred on December 29, 2017 (the last trading day of the year). The closing price of our common stock, as reported on the Nasdaq Capital Market, was $3.80 on December 29, 2017. The following tables exclude certain benefits, such as accrued vacation, that are available to all employees generally. The actual amount of payments and benefits that would be provided can only be determined at the time of a change in control and/or the named executive officer’s qualifying separation from Sorrento.

Henry Ji, Ph.D.

	By Sorrento Without Cause or by Dr. Ji for Good Reason or Sorrento’s Non-Renewal Outside of Change of Control Window	By Sorrento Without Cause or by Dr. Ji for Good Reason or Sorrento’s Non-Renewal During Change of Control Window
Cash Payments	$930,000	$1,860,000
Continuation of Benefits	40,849	81,698
Value of Option Shares Accelerated	236,250(1)	945,000(2)
Total Cash Benefits and Payments	$1,207,099	$2,886,698
______________________
(1) Consists of the value of one year of vesting of the in-the-money stock options held by Dr. Ji as of December 31, 2017, the vesting of which would be accelerated.
(2) Consists of the value of 100% of the in-the-money stock options held by Dr. Ji as of December 31, 2017, the vesting of which would be accelerated.
Dean Ferrigno
Mr. Ferrigno’s offer letter did not provide for payments or benefits upon termination or a change in control.
George K. Ng

By Sorrento Without Cause or by Mr. Ng for Good Reason
Cash Payments	$450,000
Continuation of Benefits	32,195
Value of Option Shares Accelerated	189,000(1)
Total Cash Benefits and Payments	$671,195
(1) Consists of the value of 100% of the in-the-money stock options held by Mr. Ng as of December 31, 2017, the vesting of which would be accelerated.
Jerome Zeldis, M.D., Ph.D.
Dr. Zeldis’s offer letter does not provide for payments or benefits upon termination or a change in control.

DIRECTOR COMPENSATION
The following table sets forth summary information concerning the total compensation paid to our non-employee directors in 2017 for services to our company.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
David H. Deming	143,500	44,100	—	187,600
Dorman Followwill(2)	17,153	56,350	—	73,503
Dr. Kim Janda	88,167	44,100	—	132,267
David Lemus(3)	17,153	56,350	—	73,503
William Marth(4)	89,032	—	—	89,032
Jaisim Shah	93,333	44,100	—	137,433
Yue Alexander Wu	79,718	44,100	—	123,818
______________________

(1)
These amounts represent the aggregate grant date fair value of awards for grants of options to each listed director for the fiscal year ended December 31, 2017, computed in accordance with ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended December 31, 2017. The value as of the grant date for stock options is recognized over the number of months of service required for the stock option to vest in full. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended. As of December 31, 2017, our non-employee directors held options to purchase the following number of shares of common stock: Mr. Deming - 140,000; Mr. Followwill - 35,000; Dr. Janda - 167,400; Mr. Lemus - 35,000; Mr. Shah - 340,000; and Dr. Wu - 70,000.

(2)	Mr. Followwill was appointed to our Board on September 26, 2017.

(3)	Mr. Lemus was appointed to our Board on September 26, 2017.

(4)	Mr. Marth’s service on our Board terminated on July 28, 2017.

Outside Director Compensation Policy
Our outside director compensation policy provides that each non-executive director is entitled to receive a $55,000 annual cash retainer, with the amount being increased to $78,000 for any Lead Director and $100,000 for any Board chairman. Further, the chairman of each of our Audit, Compensation and Transaction Committees receives an additional annual cash retainer of $25,000. Other members of our Audit, Compensation and Transaction Committees receive an additional cash retainer of $10,000. In addition, each non-executive director will be entitled to receive an annual grant of a stock option to purchase 35,000 (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions) (or 49,000 (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions) in the case of any Board chairman) shares of common stock, which vests monthly over a period of 12 months from the date of grant, subject to continued service through each vesting date. Additionally, we reimburse each outside director for reasonable travel expenses related to such director’s attendance at Board and committee meetings.

Other Compensation
We intend to provide benefits and perquisites for our named executive officers at levels comparable to those provided to other executive officers in our industry. Our Board or any applicable committee thereof, in its discretion, may revise, amend or add to the benefits and perquisites of any named executive officer as it deems it advisable and in the best interest of the Company and our stockholders.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions or series of transactions since January 1, 2017, or any currently proposed transaction, to which we have been a party, in which the amount involved in the transaction or series of transactions exceeds $120,000 and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Employment Agreements” above.
Scilex Pharmaceuticals, Inc. Acquisition
On November 8, 2016, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Scilex Pharmaceuticals, Inc. (“Scilex”) and a majority of the stockholders of Scilex (the “Scilex Stockholders”) pursuant to which we acquired from the Scilex Stockholders approximately 72% of the outstanding capital stock of Scilex. Dr. Henry Ji, our President and Chief Executive Officer and a member of our Board of Directors, and George K. Ng, our Vice President, Chief Administrative Officer and Chief Legal Officer, were stockholders of Scilex prior to the acquisition transaction.
At the closing of the Scilex acquisition, we issued to the Scilex Stockholders consideration valued at $4.8 million, which consisted primarily of an aggregate of 754,911 shares of our common stock.
On September 11, 2017, we received notice from the FDA that the FDA had accepted Scilex’s resubmitted new drug application for ZTlido™ for the treatment of postherpetic neuralgia and we issued to certain of the Scilex Stockholders consideration valued at $1.4 million, which consisted primarily of an aggregate of 754,930 shares of Common Stock.
On February 28, 2018, the FDA approved ZTlido™ (lidocaine topical system) 1.8% for the relief of pain associated with post-herpetic neuralgia. Scilex is currently in preparations for a commercial launch of ZTlido™ (lidocaine topical system) 1.8% and exploring potential partnerships for the product. As a result of the FDA approval, pursuant to the Stock Purchase Agreement, we became obligated to deliver to certain of the Scilex Stockholders cash and shares of common stock with a total value of approximately $38.2 million. In satisfaction of this obligation, we issued 1,381,346 shares of common stock to the Scilex Stockholders and paid the Scilex Stockholders an aggregate of $24.5 million in cash.
Contribution Agreement with Celularity, Inc.
On June 12, 2017, we entered into a Contribution Agreement (as amended, the “Contribution Agreement”) with TNK Therapeutics, Inc., one of our majority-owned subsidiaries (“TNK”), and Celularity, Inc. (“Celularity”), pursuant to which, among other things, we and TNK agreed to contribute, pursuant to a License and Transfer Agreement to be entered into among Sorrento, TNK and Celularity (the “License Agreement”), certain intellectual property rights related to their proprietary chimeric antigen receptor (“CAR”) constructs and related CARs to

Celularity in exchange for shares of Celularity’s Series A Preferred Stock equal to 25% of Celularity’s outstanding shares of capital stock, calculated on a fully-diluted basis (the “Celularity Shares”).
On August 15, 2017, the transactions contemplated by the Contribution Agreement closed and, on such date, among other things, (a) Celularity issued the Celularity Shares to TNK, and (b) we, TNK and Celularity entered into the License Agreement. Pursuant to the License Agreement (i) we and TNK agreed to provide to Celularity (1) our CAR constructs and related CARs for use worldwide in combination with placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder except that anti-CD38 CAR constructs and related CARs may also be used in adult cells for the treatment of multiple myeloma unless TNK exercises its termination rights, and (2) our know-how relating to the foregoing, (ii) we and TNK granted to Celularity a limited, perpetual, transferable and sublicensable license and covenant not to sue with respect to certain of their patents and other intellectual property rights, which license is exclusive for a subset of such patents, and (iii) Celularity agreed to pay to TNK 50% of the first $200 million and 20% thereafter of any upfront and milestone payments that Celularity receives in connection with any sublicense of a combination of anti-CD38 CAR constructs and either placenta-driven cells and/or cord blood-derived cells or adult cells.
The License Agreement may be terminated (i) by either TNK or Celularity upon a material breach of the License Agreement by the other party that is uncured for 90 days after written notice, (ii) by TNK, with respect to anti-CD38 CAR constructs and related CARs for use in combination with adult cells, if Celularity fails to execute a bona fide strategic development and commercialization agreement with an unaffiliated party by July 1, 2018 with respect to the anti-CD38 CAR constructs and related CARs for use in combination with adult cells, or (iii) by Celularity, following the one-year anniversary of the License Agreement, upon six month’s written notice to TNK.
Dr. Henry Ji, our President and Chief Executive Officer and Chairman of our Board of Directors, Jaisim Shah, a member of our Board of Directors and David H. Deming, a member of our Board of Directors, are members of the board of directors of Celularity. Dr. Jerome Zeldis, our Chief Medical Officer and President of Clinical Development, is the Chief Medical Officer and Head of Clinical Research, Regulatory, Drug Safety, Medical Affairs of Celularity.
Binding Term Sheet Regarding Acquisition of Semnur Pharmaceuticals, Inc.
On August 15, 2016, our subsidiary Scintilla Pharmaceuticals, Inc. (“Scintilla”), and Semnur Pharmaceuticals, Inc. (“Semnur”) entered into a binding term sheet (the “Semnur Binding Term Sheet”) setting forth the terms and conditions by which Scintilla would, through a subsidiary, purchase all of the issued and outstanding equity of Semnur (the “Semnur Acquisition”). The Semnur Binding Term Sheet provided that, contingent upon the execution of a definitive agreement between the parties (the “Definitive Agreement”) and subject to certain conditions, Scintilla would, at the closing of the Semnur Acquisition (the “Semnur Closing”), make an initial payment of $60.0 million (the “Initial Consideration”) to the equityholders of Semnur in exchange for all of the issued and outstanding equity of Semnur. The Initial Consideration was to consist of $40.0 million in cash and $20.0 million in shares of our common stock (the “Semnur Stock Consideration”). The Semnur Binding Term Sheet also provided that the number of shares of our common stock comprising the Semnur Stock Consideration would be calculated based on the volume weighted average closing price of our common stock for the 30 consecutive trading days ending on the date that is three days prior to the execution of the Definitive Agreement. $6.0 million of the Semnur Stock Consideration was to be placed into escrow, a portion of which will be held for a period of up to six or 12 months to secure certain obligations of Semnur and its equityholders in connection with the Semnur Acquisition. At the Semnur Closing, we were to enter into a registration rights agreement with certain of Semnur’s equityholders, pursuant to which we would agree to seek the registration for resale of the shares of our common stock comprising the Semnur Stock Consideration.

In addition to the Initial Consideration, Scintilla was to pay additional consideration of up to $140.0 million to Semnur’s equityholders upon Scintilla’s completion of certain clinical studies and trials, receipt of certain regulatory approvals and the achievement of certain sales targets following the Semnur Closing. We paid $6.9 million associated with the development activities since the inception of the Semnur Binding Term Sheet through September 30, 2017.
On October 6, 2017, the Semnur Binding Term Sheet was terminated without additional consideration, effective immediately.
Mr. Shah, a member of our board of directors, is Semnur’s Chief Executive Officer and a member of its Board of Directors and currently owns approximately 5.5% of Semnur’s total outstanding capital stock.
Indemnification Agreements with Directors and Executive Officers
We have entered into indemnity agreements with certain directors, officers and other key employees of ours under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.
Review, Approval or Ratification of Transactions with Related Persons
The Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the Board has followed the following standards: (i) all related party transactions must be fair and reasonable and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and our other equity securities. Directors, officers and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, our directors, officers and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth additional information with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of December 31, 2017. The information includes the number of shares covered by, and the weighted-average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	6,343,400	$4.74	4,438,696 (2)
Equity compensation plans not approved by security holders(3)	3,200	1.12	—
Total	6,346,600	N/A	4,438,696
______________________

(1)	Comprised of our 2009 Amended and Restated Stock Incentive Plan (the “2009 Plan”).

(2)
Comprised solely of shares subject to awards available for future issuance under the 2009 Plan. In June 2014, our stockholders approved, among other items, the amendment and restatement of the 2009 Plan to increase the number of common stock authorized to be issued pursuant to the 2009 Plan to 3,760,000. In June 2016, the Company’s stockholders approved, among other items, another amendment and restatement of the 2009 Plan to increase the number of common shares authorized to be issued pursuant to the 2009 Plan to 6,260,000.  In July 2017, the Company’s stockholders approved, among other items, another amendment and restatement of the 2009 Plan to increase the number of common shares authorized to be issued pursuant to the 2009 Plan to 11,260,000.  Such shares of common stock are reserved for issuance to our employees, non-employee directors and consultants. As of December 31, 2017, 11,260,000 shares were authorized under the 2009 Plan, with 4,438,696 shares remaining available for future issuance under the 2009 Plan.

(3)	Comprised solely of shares issued to non-employee directors prior to our adoption of the 2009 Plan.
ADDITIONAL INFORMATION
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notices or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or proxy materials, please notify your broker or call the Company’s Secretary at (858) 203-4100, or submit a request in writing to our Corporate Secretary, c/o Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121. Stockholders who currently receive multiple copies of the Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.
Annual Reports and Form 10-K
Our annual report for the fiscal year ended December 31, 2017, as amended, will be mailed to stockholders of record on or about July 24, 2018. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.
Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121, Attention: George K. Ng, Corporate Secretary.
OTHER MATTERS
We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.
By the Order of the Board of Directors

/s/ Henry Ji, Ph.D.

Henry Ji, Ph.D.
Chief Executive Officer and President and Director
San Diego, California
July [•], 2018

PROXY CARD
SORRENTO THERAPEUTICS, INC.
PROXY FOR ANNUAL MEETING TO BE HELD ON AUGUST 24, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints, Henry Ji, Ph.D. and George K. Ng, and each of them, as proxies, each with full power of substitution, to represent and to vote all the shares of common stock of Sorrento Therapeutics, Inc. (the

“Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held on August 24, 2018 and at any adjournments or postponements thereof, subject to the directions indicated on this Proxy Card.
In their discretion, the proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR THE PROPOSALS LISTED BELOW.
This proxy is governed by the laws of the State of Delaware.
IMPORTANT-This Proxy must be signed and dated on the reverse side.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 24, 2018 at 12:00 p.m. local time at the offices of Paul Hastings LLP, 4747 Executive Drive, San Diego, California 92121. The proxy statement and 2017 annual report to stockholders on Form 10-K are available at www.pstvote.com/sorrento2018.
THIS IS YOUR PROXY
YOUR VOTE IS IMPORTANT!
Dear Stockholder:
We cordially invite you to attend the Annual Meeting of Stockholders of Sorrento Therapeutics, Inc. to be held at the offices of Paul Hastings LLP, 4747 Executive Drive, San Diego, California 92121, on August 24, 2018, beginning at 12:00 p.m. local time.
Please read the proxy statement which describes the proposals and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1-4

Election of Directors	FOR	WITHHOLD
Nominees
01-Henry Ji, Ph.D.	☐	☐
02-Dorman Followwill	☐	☐
03-Kim D. Janda, Ph.D.	☐	☐
04-David Lemus	☐	☐
05-Jaisim Shah	☐	☐
06-Yue Alexander Wu, Ph.D.	☐	☐
Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate restrictions on removal of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Important: Please sign exactly as your name or names appear on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.
Date: _______________________________, 2018
Signature
Name (printed)
Title
VOTING INSTRUCTIONS
You may vote your proxy in the following ways:

1.	VIA INTERNET:
Login to http://www.pstvote.com/sorrento2018
Enter your control number (12 digit number located below)
VIA MAIL:
Philadelphia Stock Transfer, Inc.
2320 Haverford Rd., Suite 230
Ardmore, PA 19003
CONTROL NUMBER
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Appendix A

CERTIFICATE OF AMENDMENT
OF
THE RESTATED CERTIFICATE OF INCORPORATION
OF
SORRENTO THERAPEUTICS, INC.
Under Section 242 of the Delaware General Corporation Law, Sorrento Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.Article SIXTH, Section D of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:
“D.     Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.”

2.The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.
IN WITNESS WHEREOF, I have signed this Certificate of Amendment this ___ day of ____________________, 2018.
____________________________
Henry Ji, Ph.D.
Chief Executive Officer, President and Chairman of the Board